UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2014 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

The 2014 Annual Meeting of Stockholders of Tempur Sealy International, Inc.
will be held at the offices of Bingham McCutchen LLP 13th Floor,
One Federal Street Boston, Massachusetts 02110
May 7, 2014 at 1:30 P.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Important Notice Regarding Availability of Proxy Materials:

The 2014 Proxy Statement and 2013 Annual Report are available at http://www.proxyvote.com.

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. More importantly, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com	1-800-690-6903	Sign and date the proxy card and return it in the enclosed postage-paid envelope.

24 hours a day/7 days a week	toll-free 24 hours a day/7 days a week

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report on Form 10-K and Proxy Statement at http://www.proxyvote.com.

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March 27, 2014

To our Stockholders:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held on Wednesday, May 7, 2014 at 1:30 p.m., local time, at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street Boston, Massachusetts 02110.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and Proxy Statement.

We are mailing to many of our stockholders a Notice of Availability of Proxy Materials instead of a paper copy of this Proxy Statement, our 2013 Annual Report on Form 10-K and proxy card, as permitted by the rules of the Securities and Exchange Commission. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement, our 2013 Annual Report on Form 10-K and a form of proxy card. All stockholders who do not receive this Notice will receive a paper copy of the proxy materials by mail. We believe that this process conserves natural resources and reduces the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in Tempur Sealy International.

Sincerely,

MARK SARVARY
President, Chief Executive Officer and Director

3

2014 ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, MAY 7, 2014
1:30 P.M.

NOTICE OF MEETING AND PROXY STATEMENT
YOUR VOTE IS IMPORTANT

Tempur Sealy International, Inc. (the Company) will hold its 2014 Annual Meeting of Stockholders at the offices of Bingham McCutchen LLP 13th Floor, One Federal Street Boston, Massachusetts 02110 on Wednesday, May 7, 2014 at 1:30 p.m., local time. At the Annual Meeting, stockholders will: (1) elect eleven directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified; (2) ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2014; (3) hold an advisory vote to approve the compensation of our Named Executive Officers; and (4) transact such other business as may properly come before the meeting or any adjournment thereof.

If you are a stockholder of record, you may vote in any one of four ways: in person by attending the Annual Meeting, by Internet, by telephone or by mail using the proxy card enclosed in the paper copy of your voting materials. Specific voting information is included under the caption “Voting Procedures” in this Proxy Statement. Only stockholders of record at the close of business on March 10, 2014, are entitled to vote. On March 10, 2014, 60,744,074 shares of the Company’s common stock were outstanding. Each share entitles the holder to one vote.

Our Board of Directors asks you to vote in favor of the director nominees, the ratification of Ernst & Young LLP as the Company’s independent auditors, and the advisory vote to approve the compensation of our Named Executive Officers. This Proxy Statement provides you with detailed information about each of these matters. We encourage you to read this Proxy Statement carefully.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 7, 2014

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at http://www.proxyvote.com.

We have sent to you the notice of availability of proxy materials. If you would like to receive a paper copy or e-mail copy of the voting materials, you may elect to do so by following the instructions on the notice of availability. Instead of receiving paper copies of our annual reports and Proxy Statements in the mail, we encourage you to elect to receive an e-mail that will provide an electronic link to these documents.

All of our stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

LOU H. JONES
Executive Vice President, General Counsel and Secretary
Lexington, Kentucky
March 27, 2014

Picture identification will be required to enter the Annual Meeting. Cameras and recording equipment will not be permitted at the Annual Meeting.

TEMPUR SEALY INTERNATIONAL, INC.
1000 Tempur Way
Lexington, Kentucky 40511

PROXY STATEMENT

Annual Meeting of Stockholders To Be Held on Wednesday, May 7, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2014 Annual Meeting of Stockholders of Tempur Sealy International, Inc. (Annual Meeting). The Annual Meeting will be held at 1:30 p.m., local time on May 7, 2014 the offices of Bingham McCutchen LLP 13th Floor, One Federal Street Boston, Massachusetts 02110. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We have sent to you the Notice of Availability of Proxy Materials. If you would like to receive a paper copy or e-mail copy of the voting materials, you may elect to do so by following the instructions on the notice of availability. Instead of receiving paper copies of our annual reports and Proxy Statements in the mail, we encourage you to elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you as well as conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the annual report and Proxy Statement are available on the Internet, and you can easily submit your stockholder vote online. If you are a stockholder of record, you may enroll in the electronic delivery service at the time you vote by marking the appropriate box on your proxy card, by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to http://www.proxyvote.com, selecting the “Investor Service Direct” option, and following the enrollment instructions. If you are a beneficial holder, you may also have the opportunity to receive annual meeting materials electronically. Please check the information provided in the proxy materials mailed to you by your brokerage firm, bank or trustee.

Notice of the Annual Meeting and Notice of Availability of Proxy Materials, which include this Proxy Statement and a proxy card, were mailed to stockholders beginning on or about March 27, 2014. Our principal executive offices are located at 1000 Tempur Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the terms “we,” “our,” “ours,” “us,” “Tempur Sealy,” “Tempur Sealy International” and “Company” refer to Tempur Sealy International, Inc.  “Sealy” refers to Sealy Corporation and its subsidiaries.

Q: When is the Record Date and who may vote at the meeting?

A: Our Board set March 10, 2014 as the record date for the meeting. All stockholders who owned Tempur Sealy International common stock of record at the close of business on March 10, 2014 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 10, 2014, 60,744,074 shares of Tempur Sealy International common stock were outstanding. The common stock is the only class of securities eligible to vote at the meeting. There are no cumulative voting rights.

Q: How many votes does Tempur Sealy International need to be present at the meeting?

A: A majority of Tempur Sealy International’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if you:

•	Are present and vote in person at the meeting; or
•	Have properly submitted a proxy card, via the Internet, telephone or by mail.

Q: What proposals will be voted on at the meeting?

A: There are three proposals scheduled to be voted on at the meeting:

•	Election of eleven (11) directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified (Proposal One).
•	Ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2014 (Proposal Two).
•	Advisory vote to approve the compensation of our Named Executive Officers (Proposal Three).

Q: What is the voting requirement to approve the proposals?

A: At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors, to ratify the appointment of the independent auditors, and to approve the advisory vote on the compensation of Named Executive Officers described in this Proxy Statement:

•	Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (excluding abstentions and broker non-votes).
•	Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2014 requires the affirmative vote of the majority of shares present or represented and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes “against” the proposal. Broker non-votes, if any, will be handled as described below.
•	Approval of the advisory vote on the compensation of our Named Executive Officers requires the affirmative vote of the majority of shares present or represented and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes “against” the proposal. Broker non-votes, if any, will be handled as described below.

Q: If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A: Under New York Stock Exchange (NYSE) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions. Generally, brokerage firms may vote to ratify the appointment of independent auditors and on other “discretionary” or “routine” items. In contrast, brokerage firms may not vote to elect directors or on stockholder or other proposals, including proposal three in this Proxy Statement, because those proposals are considered “non-discretionary” items. Accordingly, if you do not instruct your broker how to vote your shares on these “non-discretionary” matters, your broker will not be permitted to vote your shares on these matters. This is referred to as a “broker non-vote.” With respect to proposal three, broker non-votes are counted for purposes of determining whether a quorum is present, but will not be counted or deemed to be present, represented or voted for purpose of whether stockholders have approved that proposal.

Q: How would my shares be voted if I do not specify how they should be voted?

A: If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board of Directors to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

•	Proposal One: “FOR” the election of eleven (11) directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified.
•	Proposal Two: “FOR” the ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2014.
•	Proposal Three: “FOR” the advisory vote to approve the compensation of our Named Executive Officers.

Q: How may I vote my shares in person at the meeting?
A: Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from the stockholder of record (your broker or bank) in order to vote at the meeting.

Q: How may I vote my shares without attending the meeting?

A: You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you can vote by proxy in three convenient ways:

Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter  the control number printed on your proxy materials.

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter  the control number printed on your proxy materials.

In Writing: Complete, sign, date and return your proxy card in the enclosed postage-paid  envelope (if you have received a paper copy of the voting materials).

If your shares are held in street name (with your broker or bank), you may vote by submitting voting instructions to your broker, bank or nominee. In most cases, you will be able to do this by mail. Please refer to the instructions provided to you by your broker, bank or nominee.

If you provide specific voting instructions, your shares will be voted as you have instructed.

Q: How can I change my vote after I return my proxy card?

A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date via Internet, telephone or mail or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q: What is Tempur Sealy International’s voting recommendation?

A: Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board (Proposal One), “FOR” the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2014 (Proposal Two), and “FOR” the advisory vote to approve the compensation of Named Executive Officers (Proposal Three).

Q: Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published on Form 8-K within four days after the meeting date.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board of Directors

Tempur Sealy International’s Board of Directors (Board) currently consists of eleven members, each serving a one-year term. The nominees for this year’s election of directors include: Evelyn S. Dilsaver, Frank Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane, Lawrence J. Rogers, Mark Sarvary and Robert B. Trussell, Jr. The nominees, if elected, will each serve a one-year term until Tempur Sealy International’s annual meeting of stockholders in 2015 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our Executive Officers and Directors.

VOTE REQUIRED

Each director will be elected by the vote of a majority of the votes cast. This means the number of votes cast “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions and broker non-votes). Any director not elected by a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will then consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Evelyn S. Dilsaver, 58, has served as a member of Tempur Sealy International’s Board of Directors since December 2009. Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of Aeropostale, Inc., as well as Blue Shield of California and other non-profit boards. She also serves as a member of the advisory board of Protiviti, a global consulting company. In the past five years, Ms. Dilsaver has also served as a director of HighMark Funds, Longs Drugs and Tamalpais Bancorp. In September 2010, Tamalpais Bancorp filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses to the Board as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

Frank Doyle, 65, has served as a member of Tempur Sealy International’s Board of Directors since April 2003. Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership, a global manufacturer of industrial products, since 2001. From 1972 to 2001, he was a partner at PricewaterhouseCoopers LLP, where he was Global Technology Industry Leader and a member of the firm’s Global Leadership Team. He currently serves on the board of directors of Liberty Mutual Holding Company, Inc. where he is a member of the executive, nominating & governance and the investment committees and chairs the audit committee; and Northeast Utilities, where he is a member of the finance and corporate governance committees. In the past five years, Mr. Doyle has served as a director of Citizens Financial Group where he was a member of the executive committee and chaired the compensation committee; as a trustee of the Joslin Diabetes Center where he chaired the finance committee; and as a trustee of Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College. Mr. Doyle’s board leadership roles, his experience as the President and Chief Executive Officer of a global manufacturer and his years of experience at PricewaterhouseCoopers allows him to lend considerable financial, accounting and business skills to the Board.

John A. Heil, 61, has served as a member of Tempur Sealy International’s Board of Directors since March 2008. From February 2005 until his retirement in April 2013, he served as President of United Pet Group, Inc., a global manufacturer and marketer of pet food/supplies and subsidiary of Spectrum Brands, Inc. Spectrum Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2009 and emerged from bankruptcy protection on August 28, 2009. From 2000 to February 2005 he served as United Pet Group’s President and Chief Executive Officer. Mr. Heil has been a member of the board of directors and a member of the audit committee of VCA Antech, Inc., a NYSE listed company, since February 2002, and previously served as a director of that company from 1995 to 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive and general management positions including President of Heinz Pet Products. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil’s long career in management and the branded consumer products arena brings a remarkable depth of operational and strategic experience to the Board.

Peter K. Hoffman, 65, has served as a member of Tempur Sealy International’s Board of Directors since October 2006. From January 2000 until his retirement in January 2007, Mr. Hoffman served as President of Global Grooming for The Gillette Company and then The Procter & Gamble Company (following Procter & Gamble’s acquisition of Gillette in October 2005). Mr. Hoffman spent over 34 years with The Gillette Company and Procter & Gamble in executive positions both in North America and Europe, including roles as President, Global Blades and Razors; President, Duracell North Atlantic; and President, Braun North America. Mr. Hoffman received an A.B. degree in Economics from Columbia University and an M.B.A. degree with distinction from the Tuck School of Business, Dartmouth College, where he was elected an Edward Tuck Scholar. Mr. Hoffman brings extensive experience with consumer products marketing and advertising, new product creation, strategy, and multi-national and global business to the Board.

Sir Paul Judge, 64, has served as a member of Tempur Sealy International’s Board of Directors since July 2004. Sir Paul Judge is chairman of the British-North American Committee and President of the United Kingdom Chartered Institute of Marketing and Association of MBAs. After thirteen years working for Cadbury Schweppes, Sir Paul led the buyout of that company’s food operations to form Premier Brands, becoming its chairman. Sir Paul Judge was subsequently chairman of Food from Britain, director general of the Conservative Party and a ministerial adviser at the UK Cabinet Office. Sir Paul is Chairman of Schroder Income Fund, has served on the board of Abradji Capital of Dubai since 2009 and as a member of the Advisory Board for Barclays Private Bank. He has previously served on the boards of Eurasian Natural Resources Corporation PLC, Standard Bank Group Ltd of Johannesburg and WPP Group plc. In 1996, he became a Knight Bachelor in recognition of his public and political service. He was an Open Scholar at Trinity College, University of Cambridge, graduating in 1971, and received an M.B.A. in 1973 from the Wharton Business School. In addition to his broad business experience, Sir Paul Judge brings an international perspective to the Board and invaluable management operating experience in Europe and elsewhere outside of North America.

Nancy F. Koehn, 54, has served as a member of Tempur Sealy International’s Board of Directors since March 2004. Ms. Koehn is the James E. Robison Professor of Business Administration at the Harvard Business School. She has been a Professor of Business Administration at Harvard Business School since July 2001. From July 1997 through June 2001, Ms. Koehn was an Associate Professor at Harvard Business School. From July 1991 through June 1997, she was an Assistant Professor at Harvard Business School. She is the author of a number of books on various business topics, including her most recent book The Story of American Business: From the Pages of the New York Times, and has written and supervised numerous articles and case studies. Ms. Koehn consults with many companies and speaks frequently before business leaders on a range of subjects including leadership, connecting with customers in turbulent times, and strategic branding. Ms. Koehn writes regularly for the New York Times, the Washington Post, the Huffington Post and she is a frequent contributor to NPR. Ms. Koehn also serves as a member of the Board of Directors of Fashion to Figure, a privately held clothing retailer. In the past five years, Ms. Koehn has served as a director of ING North American Advisory Board and Seniorbridge Family Companies. Ms. Koehn holds a B.A. degree from Stanford University, an M.A. degree in Public Policy from the Harvard University Kennedy School of Government and an M.A. degree and a Ph.D. degree in European History from Harvard University. As a professor and academic, Ms. Koehn brings diverse business experience and a unique perspective to the Board.

Christopher A. Masto, 46, has served as a member of Tempur Sealy International’s Board of Directors since November 2002. Mr. Masto is a Senior Managing Director of Friedman Fleischer & Lowe, LLC, a private equity firm, which he co-founded in 1997. Prior to 1997, he worked as a management consultant with Bain & Company. Prior to that, Mr. Masto was employed at Morgan Stanley & Co., where he worked as an investment banker. He currently serves on the boards of Speedy Cash Holdings Corp and TriTech Software Systems. Mr. Masto graduated magna cum laude from Brown University with a Sc.B. in Electrical Engineering and received his M.B.A. degree from Harvard Business School. With considerable experience in private equity and investment banking, Mr. Masto brings to the Board in-depth experience in strategic planning and finance.

P. Andrews McLane, 66, has served as Chairman of Tempur Sealy International’s Board of Directors since November 2002. His career began in 1973 with the State Street Bank in Boston, MA. Mr. McLane joined TA Associates, Inc. in 1979, became a Managing Director in 1982 and Senior Managing Director in 1997, and served on TA Associate’s Executive Committee for 20 years. He became a Senior Advisor of the firm in 2008. Mr. McLane is a Director of Numeric Investors LLC, First Eagle Investment Management Inc. and the U.S. Ski and Snowboard Team Association, and is a Trustee of the Museum of Fine Arts, Boston. In the past five years Mr. McLane has also been on the Board of Advisory Research, Inc. Mr. McLane graduated from Dartmouth College with an A.B. degree and from the Tuck School of Business at Dartmouth with an M.B.A. degree. Mr. McLane brings invaluable significant strategic insight and business experience to the Board with his long career in private equity with a focus on financial services, business services and consumer industries.

Lawrence J. Rogers, 65, has served as a member of Tempur Sealy International’s Board of Directors since March 27, 2014. He joined Tempur Sealy International, Inc. in March 2013 when the Company acquired Sealy, and has served as President and Chief Executive Officer of Sealy Corporation since 2008. Mr. Rogers recently announced his intention to retire from Sealy Corporation effective April 5, 2014. From December 2006 to 2008, Mr. Rogers served as President, North America of Sealy and prior to that as President, Sealy International. Mr. Rogers joined Sealy in 1979 and has also served in numerous other capacities, including President of Sealy of Canada. Mr. Rogers received his undergraduate degree in Business Administration from Red River College, where he majored in Marketing and Economics. As former Chief Executive Officer and a long-serving executive of Sealy Corporation, Mr. Rogers brings significant mattress industry experience, both national and international, to the Board.

Mark Sarvary, 54, has served as a member of Tempur Sealy International’s Board of Directors since August 2008. Mr. Sarvary joined Tempur Sealy International in June 2008 and serves as President and Chief Executive Officer of Tempur Sealy International. Prior to joining Tempur Sealy, from January 2008 until June 2008, Mr. Sarvary served as an Operating Partner with CVC Capital Partners, a global private equity firm. Prior to CVC, from 2004 to 2007, Mr. Sarvary was the Executive Vice President and President of Campbell Soup Company, North America division, responsible for $6 billion in business, including Campbell Soup, Pepperidge Farm, Pace, Prego and V8 as well as Godiva’s global business. From 2002 until 2004, Mr. Sarvary was the President of Campbell’s Pepperidge Farm division. Prior to joining Campbell’s, from 1999 to 2002, Mr. Sarvary was the CEO of J. Crew Group, Inc., and from 1993 to 1999 he worked for Nestle, most recently as the President of the Stouffer’s Frozen Food division. Earlier in his career, Mr. Sarvary worked as a strategy consultant with Bain & Company and in sales and marketing roles with IBM Corporation in Europe. Mr. Sarvary received his B.Sc. in Physics from Kent University in the United Kingdom and an M.B.A. from INSEAD Business School in France. Mr. Sarvary is an accomplished business leader, through his private equity experience coupled with his considerable experience as an executive for large global companies, who brings a great breadth of skills in sales, marketing, product innovation, strategy and operations to the Board.

Robert B. Trussell, Jr., 62, has served as a member of Tempur Sealy International’s Board of Directors or its predecessors since 1992, and has served as Vice Chairman of the Board of Directors since April 2006. Mr. Trussell served as Chief Executive Officer of Tempur Sealy or its predecessor from November 2002 until his retirement in May 2006. From 1994 to December 2004, Mr. Trussell served as President of the Company and its predecessors. Prior to joining the Company, Mr. Trussell was general partner of several racing limited partnerships that owned racehorses in England, France and the United States. He was also the owner of several start-up businesses in the equine lending and insurance business. Mr. Trussell received his B.S. degree from Marquette University. As former Chief Executive Officer and a principal founder of Tempur Sealy, Mr. Trussell brings significant management experience and a historical perspective to the Board.
Executive Officers

Name	Age	Position
Mark Sarvary	54	President and Chief Executive Officer
Lawrence J. Rogers	65	President and Chief Executive Officer of Sealy Corporation
W. Timothy Yaggi	53	Chief Operating Officer
Dale E. Williams	51	Executive Vice President and Chief Financial Officer
Richard W. Anderson	54	Executive Vice President and President, North America
Lou H. Jones	63	Executive Vice President, General Counsel and Secretary
David Montgomery	53	Executive Vice President and President of International Operations
Brad Patrick	49	Executive Vice President and Chief Human Resources Officer
Bhaskar Rao	48	Chief Accounting Officer and Senior Vice President Finance

W. Timothy Yaggi joined Tempur Sealy International in February 2013 and serves as Chief Operating Officer. From 2008 to 2012, Mr. Yaggi served as Group President of the North America Builder Group at Masco Corporation. From 1994 to 2008, Mr. Yaggi was employed at Whirlpool Corporation, most recently as Executive Vice President, Market Operations, North America. Mr. Yaggi was also employed by Norelco (Philips) from 1988 to 1993, as well as at J. Crew, Inc. from 1986 to 1988. Mr. Yaggi received his A.B. degree from Princeton University and an M.B.A. degree from Michigan State University.

Dale E. Williams joined Tempur Sealy International in July 2003 and serves as Executive Vice President and Chief Financial Officer. From 2001 through 2002, Mr. Williams served as Vice President and Chief Financial Officer of Honeywell Control Products, a division of Honeywell International, Inc. From 2000 to 2001, Mr. Williams served as Vice President and Chief Financial Officer of Saga Systems, Inc./Software AG, Inc. Prior to that, Mr. Williams spent 15 years in various management positions at General Electric Company, most recently as Vice President and Chief Financial Officer of GE Information Services, Inc. Mr. Williams received his B.A. degree in finance from Indiana University.

Richard W. Anderson joined Tempur Sealy International in July 2006 and serves as Executive Vice President and President, North America. From 1983 to 2006, Mr. Anderson was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Mr. Anderson most recently served as the Vice President of Marketing for Oral-B and Braun in North America. Previously, Mr. Anderson was the Vice President of Global Business Management for Duracell. Mr. Anderson has held several management positions in marketing and sales as well as overseeing branding, product development and strategic planning. Mr. Anderson obtained B.S. and M.B.A. degrees from Virginia Tech.

Lou H. Jones joined Tempur Sealy International in June 2009 and serves as Executive Vice President, General Counsel and Secretary. From 2007 to 2009, Ms. Jones was employed by Papa John’s International, where she served as General Counsel. From 1998 to July 2007, Ms. Jones was employed by Blockbuster Inc., serving as Senior Vice President, Corporate and International Law. From 1984 to 1998, Ms. Jones was a partner and shareholder at the law firm of Thompson & Knight. Ms. Jones earned a B.A. degree from the University of Texas, a B.G.S. degree from the University of Nebraska and a J.D. degree from Southern Methodist University.

David Montgomery joined Tempur Sealy International in February 2003 and serves as Executive Vice President and President of International Operations, with responsibilities including marketing and sales. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, most recently as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery received his B.A. degree, with honors, from L’ Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Brad Patrick joined Tempur Sealy International in September 2010 and serves as Executive Vice President and Chief Human Resources Officer. From 2005 to September 2010, Mr. Patrick was employed by the Sara Lee Corporation where he served as Senior Vice President of Human Resources. Mr. Patrick was employed by The Gillette Company from 2004 to 2005, which later became part of The Procter & Gamble Company, Delta Air Lines from 2000 to 2004 and Frito Lay, Inc. from 1988 to 2000 where he held several senior human resources positions. Mr. Patrick received his B.A. from the University of Kentucky with an emphasis in Personnel and Industrial Relations.

Bhaskar Rao joined Tempur Sealy International in January 2004 and since April 2011 has served as Senior Vice President Finance and Chief Accounting Officer. From February 2010 to April 2011, Mr. Rao served as Senior Vice President of Strategic Planning and Corporate Development and Chief Accounting Officer. From May 2006 to February 2010, Mr. Rao served as Vice President of Strategic Planning and Chief Accounting Officer. From October 2005 to May 2006, Mr. Rao served as Vice President of Strategic Planning. From January 2004 to October 2005, he served as Director of Financial Planning and Analysis. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young as a Senior Manager in the assurance and business advisory group. Mr. Rao was employed by Arthur Andersen from 1994 until 2002. Mr. Rao graduated from Bellarmine University with B.A. degrees in Accounting and Economics. Mr. Rao is also a Certified Public Accountant.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry.

 The following materials related to our corporate governance and related matters, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available on our website at: http://investor.tempursealy.com/overview.cfm under the caption “Corporate Governance”:

●	Fifth Amended and Restated By-Laws (By-Laws)

●	Core Values

●	Corporate Governance Guidelines

●	Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

●	Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters

●	Amended and Restated Certificate of Incorporation

●	Audit Committee Charter

●	Compensation Committee Charter

●	Nominating and Corporate Governance Committee Charter

●	Governance Hotline Information

●	Contact the Presiding Director

Copies of these materials may also be obtained, free of charge, by writing to: Tempur Sealy International, Inc., 1000 Tempur Way Lexington, Kentucky 40511, Attention:  Investor Relations. Please specify which document you would like to receive.

Certificate of Incorporation and By-Laws; Majority Voting for Directors

Tempur Sealy International’s By-Laws provide that a director in an uncontested election will be elected by a majority of votes cast (excluding abstentions and broker non-votes) at a stockholder meeting at which a quorum is present. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (excluding abstentions and broker non-votes). If an incumbent director fails to receive the requisite vote, the director must tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. In an election for directors where the number of nominees exceeds the number of directors to be elected – a contested election – the directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Neither Tempur Sealy International’s Certificate of Incorporation nor its By-Laws provide for a classified Board of Directors.

Board of Directors’ Meetings

The Board of Directors held eight meetings in 2013. The Securities and Exchange Commission (SEC) requires disclosure of the name of any director who, during the last full fiscal year (calendar year 2013), attended fewer than 75% of the aggregate of the total number of meetings of (i) the Board during the period for which he or she has been a director and (ii) all committees of the board on which the director served during the periods that he or she served. Each director attended more than 75% of the combined total number of meetings of the Board of Directors and its committees held in 2013 during the period in which they served as Directors or committee members.

Directors’ Independence

Our corporate governance guidelines provide that a majority of the Board of Directors shall consist of independent Directors within the meaning of the New York Stock Exchange Rules governing the composition of the Board of Directors and its committees (NYSE Independence Rules). The Board of Directors has determined that none of Evelyn S. Dilsaver, Frank Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are “independent” for purposes of the NYSE Independence Rules.

The Board of Directors has determined that Mark Sarvary and Lawrence J. Rogers do not qualify as independent directors under the NYSE Independence Rules. Mr. Sarvary serves as President and Chief Executive Officer of Tempur Sealy International and, Mr. Rogers will continue to serve as President and Chief Executive Officer of Sealy Corporation until his retirement on April 5, 2014.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. Currently, the Board believes that the separation of these positions is the most appropriate structure for the Company and has had a separate Chairman and Chief Executive since before it became a public company. Since the formation of the Company in 2002, P. Andrews McLane has served as the Chairman of the Board while Robert B. Trussell Jr., Thomas Bryant and Mark Sarvary have each served in the role of Chief Executive Officer and a member of the Board. By having a separate Chairman and Chief Executive Officer, the Board believes that the Chief Executive Officer may devote more of his attention to running the operations of the Company while the Chairman assumes the responsibility of running the Board. In addition, the Board believes it is beneficial to have an independent Chairman whose sole job is leading the Board, as the independent chairman may more effectively and objectively monitor the performance of the Company and the Chief Executive Officer. Having the Chief Executive Officer serve on the Board of Directors ensures that the Board includes the individual most familiar with the Company’s business and industry and most effective at identifying strategic priorities and implementation of the Company’s strategy, while also retaining an independent leader.

The Board believes that the structure of its leadership may vary from time to time, depending on the circumstances of the Company and its succession planning. Therefore, the Board periodically reviews its leadership structure.

Board of Director’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions. As discussed elsewhere in this Proxy Statement, the Board of Directors has delegated primary responsibility for reviewing the Company’s policies with respect to risk assessment and risk management to the Audit Committee. The Board has determined that this oversight responsibility can be most efficiently performed by the Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to Tempur Sealy International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. The Audit Committee regularly reports to the Board of Directors with respect to its oversight of these important areas. The Compensation Committee has primary responsibility for oversight of risk related to compensation matters, as more fully described elsewhere in this Proxy Statement.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee

The members of the Audit Committee during 2013 were Frank Doyle (Chair), Evelyn S. Dilsaver, Peter K. Hoffman and Sir Paul Judge. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE Independence Rules and the rules of the SEC. The Board has also determined that all members of the Audit Committee are audit committee financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities and Exchange Act of 1934, as amended (Exchange Act) and has “accounting or related financial management expertise” within the meaning of the applicable NYSE Rules. See “Election of Directors—Nominees to Board of Directors” for disclosure regarding such audit committee financial experts’ relevant experience. The Audit Committee was established in accordance with Section 3(a)(58) of the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to Tempur Sealy International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Some of the Audit Committee’s responsibilities include:

●	reviewing the scope of internal and independent audits;

●	reviewing the Company’s quarterly and annual financial statements and Annual Report on Form 10-K;

●	reviewing the adequacy of management’s implementation of internal controls;

●	reviewing the Company’s accounting policies and procedures and significant changes in accounting policies;

●	reviewing the Company’s business conduct and ethics policies and practices;

●	reviewing the Company’s policies with respect to risk assessment and risk management;

●	reviewing information to be disclosed and types of presentations to be made in connection with the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

●	preparing an annual evaluation of the committee’s performance;

●	reporting regularly to the Board on the committee’s activities; and

●	appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistle blower procedures, which provide for the (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur Sealy International also has a confidential, anonymous reporting system which is web-based and available to all employees. All reports are treated confidentially.

 The Audit Committee met eleven times in 2013. A copy of the Audit Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption “Corporate Governance” at http://investor.tempursealy.com/overview.cfm.

The Compensation Committee

The members of the Compensation Committee are Peter K. Hoffman (Chair), Frank Doyle, John A. Heil and Sir Paul Judge. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the NYSE Independence Rules. Some of the Compensation Committee’s responsibilities include:

●	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer, chief operating officer and the executive vice presidents (EVPs) and any other officer senior to the EVPs (collectively, the Senior Executives), evaluating at least once a year each Senior Executive's performance in light of these established goals and objectives and, based upon these evaluations, making recommendations to the Board regarding the Senior Executives’ annual compensation, including salary, bonus, incentive and equity compensation;

●	reviewing and approving on an annual basis, with the input of the chief executive officer, the corporate goals and objectives with respect to the Company’s compensation structure for all other executive officers (other than the Senior Executives), including perquisites and other personal benefits, and evaluate at least once a year the executive officers’ performance in light of these established goals and objectives and based upon these evaluations, determine and approve the annual compensation for these executive officers, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;

●	reviewing on an annual basis the Company’s compensation policies, including salaries and annual incentive bonus plans, with respect to the compensation of employees whose compensation is not otherwise set by the Committee or the Board;

●	overseeing the development of executive succession plans and the leadership development and training of the Company’s executive team;

●	reviewing on an annual basis the Company’s compensation structure for its Directors and making recommendations to the Board regarding the compensation of Directors;

●	reviewing the Company's incentive compensation and stock-based plans and recommending changes in such plans to the Board as needed, having and exercising all the authority of the Board with respect to the administration of such plans;

●	reviewing executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), and other applicable laws, rules and regulations;

●	reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;

●	reviewing with management the “Compensation Discussion and Analysis” section in the Company’s Proxy Statement;

●	preparing and publishing an annual executive compensation report in the Company's Proxy Statement;

●	preparing an annual evaluation of the committee's performance;

●	reporting regularly to the Board on the committee's activities;

●	performing any other activities consistent with the committee’s charter, the Company's By-Laws and governing law, as the committee or the Board deems appropriate; and

●	with respect to any reference in the committee’s charter to NYSE or SEC requirements, complying with these requirements when listed by the NYSE or subject to the requirements of the SEC.

The Compensation Committee, in its role as administrator under the Company’s previous Amended and Restated 2003 Equity Incentive Plan, as amended (the 2003 Equity Incentive Plan) and under the Company’s current 2013 Equity Incentive Plan (the 2013 Equity Incentive Plan), recommended, and the Board approved, the delegation of authority to the Company’s President and Chief Executive Officer to grant equity awards under those plans within certain specified parameters.

In determining the incentive compensation of our Senior Executives (other than for our Chief Executive Officer), our President and Chief Executive Officer recommends performance objectives to the Compensation Committee and assists the Compensation Committee to determine if the performance objectives have been achieved.

Since 2005, the Compensation Committee has periodically engaged Frederic W. Cook & Co., Inc. (Cook), an executive compensation consultant, to evaluate the Company’s overall compensation structure and equity compensation for the Company’s Executive Officers and Directors.  In 2013, the Compensation Committee directly engaged Cook to update the competitive analysis of executive compensation levels and structure. For a further description of the services Cook has provided, see “Executive Compensation and Related Information – Compensation Discussion and Analysis” in this Proxy Statement.

Cook does no work for management unless requested by and on behalf of the Compensation Committee Chair, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company. A representative from Cook attends meetings of the Compensation Committee, when requested by the Compensation Committee Chair, and the Compensation Committee Chair frequently interacts with Cook between meetings to define the nature of work to be conducted, to review materials to be presented at Committee meetings and to obtain the consultant’s opinion and perspective on proposals prepared by management. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and Cook (or any individuals working on the Company’s account on Cook’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Cook:

●	during 2013, Cook provided no services to and received no fees from the Company other than in connection with the engagement;

●	the amount of fees paid or payable by the Company to Cook in respect of the engagement represented (or are reasonably certain to represent) less than 1% of Cook’s total revenue for the 12 month period ended December 1, 2013;

●	Cook has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

●	there are no business or personal relationships between Cook and any member of the Compensation Committee other than in respect of (i) the engagement, or (ii) work performed by Cook for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

●	Cook owns no stock of the Company; and

●	there is no business or personal relationships between Cook and any executive officer of the Company other than in respect of the engagement.

The Compensation Committee met nine times in 2013. A copy of the Compensation Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption “Corporate Governance” at http://investor.tempursealy.com/overview.cfm.

The Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Christopher A. Masto (Chair), John A. Heil, Nancy F. Koehn and P. Andrews McLane. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE Independence Rules. Some of the Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become members of the Board;

●	recommending to the Board director nominees to be presented at the annual meeting of stockholders and to fill vacancies on the Board;

●	developing appropriate criteria for identifying properly qualified directorial candidates;

●	annually reviewing and recommending to the Board members to each standing committee of the Board;

●	preparing an annual evaluation of the committee’s performance and reporting regularly to the Board concerning actions and recommendations of the committee;

●	establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the chief executive officer;

●	reviewing various corporate governance-related policies, including the Code of Business Conduct and Ethics, the Related Party Transactions Policy, and the Policy on Insider Trading and Confidentiality, and recommending changes, if any, to the Board;

●	reviewing and evaluating related party transactions; and

●	developing and recommending to the Board corporate governance guidelines for the Company.

The Nominating and Corporate Governance Committee met five times in 2013. A copy of the Nominating and Corporate Governance Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption “Corporate Governance” at http://investor.tempursealy.com/overview.cfm.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2013 were Peter K. Hoffman, Frank Doyle, John A. Heil and Sir Paul Judge. None of these members is a current or former officer or employee of Tempur Sealy International or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Policy Governing Related Party Transaction

Our Board has adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness) in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year end, involving the Company and its Directors, executive officers, beneficial owners of more than 5% of the Company’s common stock, and their immediate family members or affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.

Policies Governing Director Nominations

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills and business experience. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced. No individual may stand for election to the Board if he or she would be age 74 or older at the time of the election.

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; independence; reputation for integrity, honesty and adherence to high ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees. In addition, the Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

In addition to fulfilling the above criteria, nine of the eleven nominees for re-election named above are considered independent under the NYSE rules. Messrs. Sarvary and Rogers are not considered independent because they are employees of the Company or one of its subsidiaries. The Nominating and Corporate Governance Committee believes that all eleven nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, manufacturing, consumer product companies, sales, marketing and international business. Set forth below are the conclusions reached by the Board with regard to its nominees.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Mr. Doyle brings significant accounting and auditing skills based on his long experience as an accountant, and also brings significant manufacturing and international experience based on his experience as a chief executive officer.

Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

Mr. Hoffman brings significant experience in the branded consumer products industry as a result of his long career with The Gillette Company and The Procter & Gamble Company, including significant marketing and international experience.

Sir Paul Judge brings significant executive and financial experience in the food industry, and, as a UK citizen with his significant international business experience, brings an international perspective to the Board.

Ms. Koehn’s experience at Harvard Business School and as a leading consultant brings significant expertise in strategic branding and marketing.

Mr. Masto has significant experience in private equity, management consulting and investment banking, and brings deep financial and analytical skills.

Mr. McLane has significant experience as a private equity investor and brings significant financial and investment experience, as well as significant experience as a director of a large number of companies, both public and private, over the years.

Mr. Rogers, as President and Chief Executive Officer of Sealy Corporation, brings significant mattress industry experience, both national and international, to the Board.

Mr. Sarvary serves as our Chief Executive Officer and, through his private equity experience coupled with his considerable experience as an executive for large global companies, brings a great breadth of skills in sales, marketing, product innovation, strategy and operations to the Board.

Mr. Trussell, as former Chief Executive Officer and a principal founder of the Company, brings management experience and an historical perspective to the Board.

The Nominating and Corporate Governance Committee of the Board is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and the composition of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all Directors:

●	a reputation for integrity, honesty and adherence to high ethical standards;

●	the ability to exercise sound business judgment;

●	substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; and

●	the ability to devote the time and effort necessary to fulfill their responsibilities to the Company.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including whether the nominee has specific strengths that would augment the existing skills and experience of the Board, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations. Further, consideration is given to having a diversity of background, experience, skill and perspective among the Directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the Directors represent a range of differing professional positions, industry sectors, expertise and geographic representation. The Board does not have a specific policy with respect to the diversity of its Directors, and diversity is only one consideration when selecting and nominating Directors.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for Director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Committee believes that the process it uses to identify and evaluate nominees for Director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee's specified qualifications. The Committee may also receive recommendations from existing Directors, executive officers, stockholders, key business partners and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

In 2013, the Company did not employ a search firm or pay fees to any third party to either search for or evaluate Board nominee candidates.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under “Director Qualifications.” Any stockholder recommendations of director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed in writing to the Committee, care of: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Corporate Secretary. In addition, the Company’s By-Laws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading “Stockholder Proposals for 2015 Proxy Statement.”

Designation of, and Communication with, Tempur Sealy International’s Board of Directors through its Presiding Director

The Board of Directors has designated P. Andrews McLane as the “Presiding Director” as that term is contemplated in NYSE rule 303A.03. Stockholders or other interested parties wishing to communicate with our Board of Directors can contact the Presiding Director by e-mail at presidingdirector@tempurpedic.com or by going to Tempur Sealy International’s website at http://investor.tempursealy.com/overview.cfm under the caption “Corporate Governance — email the Presiding Director.” Regardless of the method you use, the Presiding Director will be able to view your unedited message. The Presiding Director will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) Directors without management present, are held regularly. In 2013, executive sessions were held during six regularly scheduled meetings of the Board of Directors. Executive sessions are led by P. Andrews McLane, the Presiding Director.

Charitable Contributions

Tempur Sealy International has not made any charitable contributions to any charitable organization in which a director serves as an executive officer in which, within the preceding three years, such contributions in any single year exceeded the greater of $1.0 million, or 2% of such organization’s consolidated gross revenues.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all Directors are generally expected to attend the annual meeting of stockholders. At our last annual meeting, which was held on May 22, 2013, all but one of the Directors standing for re-election to the Board attended.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 10, 2014 regarding the beneficial ownership of our outstanding equity securities by:

●	each person known to beneficially own more than 5% of Tempur Sealy International’s outstanding common stock;

●	each of Tempur Sealy International’s Directors and Named Executive Officers (as defined below in “Executive Compensation and Related Information”); and

●	all of Tempur Sealy International’s Directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on March 10, 2014, there were 60,744,074 shares of common stock outstanding, which is used to calculate the percentages in the table below.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned

	Number of	Percentage
Name of Beneficial Owner:	Shares	of Class
5% Stockholders:
FMR LLC (1)	7,243,449	11.92%
H Partners Management, LLC (2)	5,893,996	9.70%
Chieftain Capital Management, Inc. (3)	5,003,671	8.24%
Select Equity Group, L.P. (4)	4,764,466	7.84%
The London Company (5)	4,108,880	6.76%
The Vanguard Group (6)	3,599,992	5.93%
Blackrock, Inc. (7)	3,587,102	5.91%

Executive Officers and Directors:
Mark Sarvary (8)	887,695	1.46%
Dale E. Williams (8),(9)	445,398	*	%
Lawrence J. Rogers (8)	32,355	*	%
Timothy Yaggi (8)	25,185	*	%
David Montgomery (8)	491,000	*	%
Evelyn S. Dilsaver (8)	19,552	*	%
Frank Doyle (8)	101,861	*	%
John Heil (8)	19,686	*	%
Peter K. Hoffman (8)	83,911	*	%
Sir Paul Judge (8)	11,002	*	%
Nancy F. Koehn (8)	66,912	*	%
Christopher A. Masto (8),(10)	171,265	*	%
P. Andrews McLane (8),(11)	488,349	*	%
Robert B. Trussell, Jr. (8),(12)	62,962	*	%
All Executive Officers and Directors as a group (18 persons):	3,292,530	5.42%

* Represents ownership of less than one percent

(1)	Amounts shown reflect the aggregate number of shares of common stock held by FMR LLC based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2014. FMR LLC reported sole voting power over 504,249 shares, shared voting power over none of the shares and sole dispositive power over all 7,243,449 shares. The address of FMR LLC is 245 Summer Street, Boston, MA, 02210.
(2)	Amounts shown reflect the aggregate number of shares of common stock held by H Partners Management, LLC based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2014. H Partners Management, LLC reported shared voting and shared dispositive power over all 5,893,996 shares. The address of H Partners Management, LLC is 888 Seventh Avenue, 29th Floor, New York, NY 10019.
(3)	Amounts shown reflect the aggregate number of shares of common stock held by Chieftain Capital Management, Inc. based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2014. Chieftain Capital Management, Inc. reported sole voting power over 3,975,681 shares, shared voting power over none of the shares and sole dispositive power over all 5,003,671 shares. The address of Chieftain Capital Management, Inc. is 510 Madison Avenue, New York, NY 10022.
(4)	Amounts shown reflect the aggregate number of shares of common stock held by Select Equity Group, L.P., based on information set forth in a Schedule 13G filed with the SEC on February 14, 2014. Select Equity Group, L.P. reported shared voting and shared dispositive power over all 4,764,466 shares. The address of Select Equity Group, L.P. is 380 Lafayette Street, 6th Floor, New York, NY 10003.
(5)	Amounts shown reflect the aggregate number of shares of common stock held by The London Company based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2014. The London Company reported sole voting power over 3,790,029 shares, shared voting power over none of the shares, sole dispositive power over 3,790,029 shares and shared dispositive power over 318,851 shares. The address of The London Company is 1801 Bayberry Court, Suite 301, Richmond, VA 23226.
(6)	Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group based on information set forth in a Schedule 13G filed with the SEC on February 14, 2014. The Vanguard Group reported sole voting power over 37,800 shares, shared voting power over none of the shares, sole dispositive power over 3,566,392 shares and shared dispositive power over 33,600 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Amounts shown reflect the aggregate number of shares of common stock held by Blackrock, Inc. based on information set forth in a Schedule 13G filed with the SEC on January 30, 2014. Blackrock, Inc. reported sole voting power over 3,370,712, shared voting power and shared dispositive power over none of the shares and sole dispositive power over all 3,587,102 shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.
(8)	Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 10, 2014, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:

Name	Number of Shares	Name	Number of Shares
Mark Sarvary	819,139	John A. Heil	6,899
Dale E. Williams	166,654	Peter K. Hoffman	84,549
Lawrence J. Rogers	32,355	Sir Paul Judge	11,299
W. Timothy Yaggi	25,185	Nancy F. Koehn	67,549
David Montgomery	201,073	Christopher A. Masto	64,099
Evelyn S. Dilsaver	15,690	P. Andrews McLane	11,913
Frank Doyle	50,999	Robert B. Trussell, Jr.	20,499

All Executive Officers and Directors As A Group:			1,903,910

(9)	Includes 100,000 shares of common stock held in irrevocable trusts for the benefit of Mr. Williams’ children.
(10)	Includes 107,804 shares of common stock held in revocable trust for the benefit of Mr. Masto’s children.
(11)	Includes 254,943 shares of common stock which Mr. McLane may be deemed to have an indirect pecuniary interest as his spouse is the trustee of 10 trusts holding these shares in the aggregate for the benefit of his children and grandchildren.
(12)	Includes 35,000 shares of common stock, owned by RBT Investments, LLC and Robert B. Trussell, Jr. and Martha O. Trussell, Tenants in Common.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides information about the material components of our executive compensation programs for our Named Executive Officers (NEOs), whose compensation is set forth in the 2013 Summary Compensation Table and other compensation tables contained in this Proxy Statement:

●	Mark Sarvary, President and Chief Executive Officer (CEO);

●	Lawrence Rogers, Chief Executive Officer, Sealy Corporation;

●	Timothy Yaggi, Chief Operating Officer;

●	Dale Williams, Executive Vice President and Chief Financial Officer; and

●	David Montgomery, Executive Vice President and President, International.

Our executive compensation program is designed to attract, motivate and retain the leaders of our business.  By rewarding our executives for Company performance and execution of key business plans and strategies, our compensation program creates long-term value for our stockholders. This CD&A explains how the Compensation Committee of the Board of Directors made compensation decisions in 2013 and in early 2014 for our NEOs.

Executive Summary

2013 Business Highlights

Fiscal year 2013 was transformational for the Company. In March 2013, we closed our transaction to acquire Sealy and became the largest bedding company in the world, with an unmatched portfolio of brands and technologies and a strong and global footprint. We believe the combination of the legacy Tempur-Pedic and Sealy businesses provides significant opportunity for business growth and enhanced stockholder value. In addition to the usual focus on operational and developmental activities, 2013 was also an intensive year of integration of the Sealy and Tempur-Pedic businesses. A new strategic business framework was created with the goal of maintaining the strengths of both franchises while identifying and taking action to realize the potential benefits of integration. The Company made significant and rapid progress in developing and implementing an organization structure capable of driving growth and cost efficiencies. As a result, the integrated business achieved synergy cost savings in 2013 that were above the amount assumed in the acquisition model.

Following the acquisition of Sealy we now operate in three business segments: Tempur North America, Tempur International and Sealy. Our Tempur North America segment consists of two U.S. manufacturing facilities in Virginia and New Mexico and our Tempur North America distribution subsidiaries. Our Tempur International segment consists of our manufacturing facility in Denmark, whose customers include all of our distribution subsidiaries and third party distributors outside the Tempur North America segment. Our Sealy segment consists of company-owned and operated bedding and component manufacturing facilities located around the world, along with distribution subsidiaries, joint ventures and licensee.

While the newly integrated companies have significant growth potential and industry-leading financial characteristics going forward, overall 2013 operating performance was below expectation. Our Net sales and earnings were negatively impacted by softness in our Tempur North America business, which continued to be impacted by a more competitive marketplace in the United States. We responded with the creation of new products, marketing, and customer-based initiatives throughout the year, and our Tempur North America business began to stabilize during the second half of 2013. Our Tempur International business, despite the ongoing macro-economic slowdown in Europe, and the newly acquired global Sealy business both had stronger performance years, coming close to achieving their respective targets against a backdrop of slower than anticipated industry growth.

We continue to be positive about growth prospects for the Company’s business and our executive talent and organizational capabilities. We believe that the steps taken in 2013 position us for strong performance and increased value creation.

The table below sets forth the Company’s 2013 and 2012 results for Net sales, adjusted earnings before interest and taxes and adjustments permitted under our Company’s credit agreement dated as of December 12, 2012, as amended and restated (2012 Credit Agreement) (Adjusted EBIT) and adjusted earnings before interest, taxes, depreciation and amortization and adjustments permitted under our Company’s 2012 Credit Agreement (Adjusted EBITDA). The information for 2013 Adjusted EBIT and Adjusted EBITDA represents the mathematical combination of results for the Company and Sealy as described in the footnote below and in Appendix A. These measures were used in assessing the Company’s performance. The Company provides information regarding Adjusted EBIT and Adjusted EBITDA, which are not recognized terms under U.S. Generally Accepted Accounting Principles (GAAP) and do not purport to be alternatives to net income as a measure of operating performance. These non-GAAP measures were used by the Compensation Committee to determine annual incentive compensation. Reconciliations of these measures are provided in Appendix A to this Proxy Statement.

($ in millions)
Key Measures	2013 Results	2012 Results	% Change from Prior Year
Net sales (1)	$2,464.3	$1,402.9	76%
Adjusted EBIT (2)	$313.9	$260.6	20%
Adjusted EBITDA (2)	$411.1	$302.6	36%

(1)	Includes Sealy results of operations from March 18, 2013 through December 31, 2013. 2012 results do not include Sealy and as a result, the information may not be comparable.
(2)	2013 information represents the mathematical combination of the Company’s historical financial results for the twelve months ended December 31, 2013 and Sealy’s historical financial results for the pre-acquisition period from December 3, 2012 through March 3, 2013. Results for Sealy for periods prior to the Sealy acquisition do not give effect to any purchase accounting considerations, as required under the 2012 Credit Agreement. 2012 information represents legacy Tempur-Pedic International results as reconciled in Appendix A.

2013 Say on Pay Vote Results

The Company’s executive compensation program received substantial stockholder support and was approved on an advisory basis by over 99% of the votes cast at the 2013 annual stockholder meeting. Our Compensation Committee and the other members of our Board of Directors believe that this vote reflected our stockholders’ support for the compensation decisions made by the Committee for the Company’s NEOs for 2012 and early 2013, as detailed in last year’s proxy statement. The Compensation Committee considered these results and, continuing with past practice, made decisions consistent with our compensation philosophy and objectives over the past twelve months. These actions recognized the Company’s 2013 performance, and continued to align executive pay with Company performance results, while recognizing the extraordinary demands imposed by the acquisition and integration of Sealy.

2013 and 2014 Compensation Actions for NEO’s

Early 2013 Actions

As part of the Company’s normal annual compensation planning cycle, in early 2013, the Compensation Committee took the following actions:

●	Base salaries for each of our NEOs, excluding Mr. Rogers, were increased by 3%, after no increase to salaries in 2012. This salary adjustment represents an increase amount consistent with the amount provided on average to all other employees in 2013.

●	Base salaries for each of our NEOs, excluding Mr. Rogers, were increased by 3%, after no increase to salaries in 2012. This salary adjustment represents an increase amount consistent with the amount provided on average to all other employees in 2013.
●
Target long-term incentive grant value was increased from $725,000 in 2012 to $800,000 in 2013 for Messrs. Montgomery and Williams based on market comparisons. No changes to the target grant value were made in 2013 for our other Executive Vice Presidents. Long-term incentive grants in 2013 were awarded with a mix of 50% performance-based restricted stock units (PRSUs) and 50% stock options for all NEOs.

2013 Actions Related to Sealy Transaction

In conjunction with the acquisition of Sealy, the Compensation Committee recognized that the Company had roughly doubled in size (based on total revenues) and had become substantially more complex and complicated to manage. As a result, the Compensation Committee took additional executive compensation actions to reflect the significance of the transaction. However, our on-going compensation philosophy and the focus on performance-based compensation did not change.

●	The Compensation Committee developed a new compensation benchmarking peer group consisting of larger and more complex businesses, reflecting the increased size and complexity of the Company following the transaction.

●	The Compensation Committee developed a new compensation benchmarking peer group consisting of larger and more complex businesses, reflecting the increased size and complexity of the Company following the transaction.

●	In anticipation of the closing of the Sealy transaction, in February 2013, we hired Timothy Yaggi, an experienced business executive, as Chief Operating Officer, a new position for the Company. Mr. Yaggi’s compensation package was designed to be competitive with executives with comparable responsibilities at companies with comparable revenues. Mr. Yaggi’s long-term incentive grant in 2013 was valued at $1.5 million.

●	Consistent with his employment agreement upon joining the Company, Mr. Rogers received a $1.5 million retention equity grant and a $1.5 million cash retention award, both of which were contingent on his remaining with the Company for at least twelve months following the closing date of the transaction. As a result, Mr. Rogers did not participate in the 2013 long-term incentive program.

●	In October 2013, the base salaries for each of our NEOs, excluding Mr. Rogers, whose salary was set in his employment agreement, were increased by an additional amount, ranging from increases of 3% to 23%. These salary increases represented a market adjustment in recognition of the additional leadership responsibilities assumed by each NEO following the Sealy acquisition. As a result of the timing and nature of these market adjustments, no additional salary changes are anticipated for these executives in 2014.

●	Special one-time long-term incentive grants of restricted stock units (RSUs) were awarded to certain of our NEOs, in recognition of the significant work associated with the Sealy acquisition and integration. Our CEO received a special grant of PRSUs, which was subject to the successful closing of the transaction as well as achievement of a specified level of Adjusted EBIT.

2014 Actions

●	No planned base salary increases for NEOs, based on 2013 market adjustments.

●	Based on a review of our revised peer group companies reflecting the larger size of the Company following the acquisition, our CEO’s annual incentive target will increase from 100% of base salary to 115% of base salary for 2014. No changes to incentive bonus targets for other NEOs are anticipated.

●	Consistent with our compensation philosophy, we granted long-term incentives to our NEOs at a level slightly above peer group median. Each NEO received a mix of equity awards with grant-date fair value of approximately 25% stock options and 75% PRSUs.

Compensation Best Practices

Our compensation program features specific elements designed to align executive compensation with long-term stockholder interests. We also strive to implement and maintain best practices in our compensation program. These practices include:

●	The vast majority of our executives’ total compensation opportunity is in the form of incentive-based compensation, and of this incentive-based compensation, the majority is equity-based, tied to long-term performance objectives, and aligned with stockholder interests.

●	We require our executives to meet meaningful stock ownership requirements and to retain at least 50% of the total number of shares granted to them under the Company’s compensation plans until the guidelines have been met. We also have stock ownership requirements for our non-employee directors, as discussed elsewhere in this Proxy Statement.

●	We prohibit the hedging or pledging of Company securities by employees, executive officers and members of the Board of Directors.

●	We prohibit the re-pricing or exchange of stock options or stock appreciation rights without stockholder approval.

●	The Compensation Committee engages an independent compensation consultant with no other ties to the Company or its management.

●	We provide minimal executive perquisites as described elsewhere in this Proxy Statement. Other than this, we do not provide additional perquisites or benefits to our NEOs that differ from those provided to other employees.

●	We regularly review tally sheets and other analytical tools to assess executive compensation.

●	We do not provide tax “gross-ups” for any element of executive compensation.

CEO Pay-for-Performance Alignment

Our compensation program is designed to align the interests of our NEOs, including our CEO, with our stockholders. The table below summarizes the compensation opportunity that was targeted for our CEO, Mr. Sarvary. Because our compensation programs are aligned with performance, cash compensation earned in 2013 is below target, reflecting below target payout of the annual incentive program due to key financial performance results below target levels. The realizable value of long term incentive stock awards is above target due to a rising Company stock price during 2013, which created significant stockholder value. The estimated realizable value shown in the table, below, for the stock awards assumes they are earned at target and valued based on the $53.96 closing price of the Company’s common stock on the NYSE on December 31, 2013.  The estimated realizable value shown for option awards assumes the options will all vest and are valued based on the difference between the $53.96 closing price of the Company’s common stock on the NYSE on December 31, 2013 and the option exercise price of $37.05.  In total, Mr. Sarvary’s realizable compensation approximated his targeted compensation amount.

Supplemental Table of CEO Compensation in 2013
Compensation Element	Target Compensation	Realizable Compensation	Performance Results that Produced the Compensation
Base Salary	$834,715	$834,715
Beginning 2013 salary of $787,500; received merit increase to $811,100 effective March 2013, and an increase to $1,000,000 effective October 2013, based on actual market adjustment consistent with comparison to revised peer group.

Annual Incentive	$1,000,000	$623,000	Below target payouts earned for all components of the 2013 incentive bonus.
Total Cash	$1,834,715	$1,457,715	Below target pay earned for below target performance.
Stock Awards	$3,117,697	$3,456,434	2013 PRSU grant assuming target level of performance, but subject to forfeiture if goals are not met at 12/31/14.(1) 2013 Special PRSU grant was earned in full.(1)
Option Awards	$2,000,000	$2,271,317
Target compensation reflects the Black Scholes value on the grant date.  Realizable compensation reflects the difference between the closing price on 12/31/13 and the exercise price of the award.  None of these options were exercisable on 12/31/13.

Total	$6,952,412	$7,185,467	Total pay was slightly above target as a result of share price appreciation.

(1)	PRSU values reflect appreciation from grant price through December 31, 2013 closing price of $53.96 per share. The Special 2013 PRSU grant was determined to have been earned on February 24, 2014 at a value of $49.43 per share.

The chart below demonstrates the differences between target and realizable compensation for our CEO for 2011, 2012 and 2013. The chart includes the same compensation elements and the same valuation methodology as the table above. The PRSUs awarded in 2011 and 2012 were forfeited due to the Company’s failure to meet certain minimum EBIT margin thresholds for 2012.  EBIT means earnings before interest and taxes and EBIT margin means EBIT expressed as a percentage of Net sales.

Roles of the Committee, Compensation Consultant and Management

The Compensation Committee is comprised solely of independent directors and is responsible for determining the compensation of our CEO and other NEOs. The Compensation Committee receives assistance during its evaluation process from: (1) Frederic W. Cook & Co., Inc. (Cook), the Compensation Committee’s independent consultant; and (2) our CEO and internal compensation staff, led by our Executive Vice President, Chief Human Resources Officer.

Cook has been retained by and reports directly to the Compensation Committee; it does not have any other consulting engagements with management. Cook, at the Compensation Committee’s request, regularly provides independent advice on current trends in compensation design, and provides executive compensation data and compensation program proposals to assist in evaluating and setting the overall structure of our executive compensation program and the compensation levels of our NEOs.

Our CEO reviews the compensation of the other executive officers annually and makes recommendations to the Compensation Committee regarding base salary, annual incentive and long-term incentive compensation plans.  The Compensation Committee has the overall responsibility relating to executive compensation. The Compensation Committee reviews and approves the goals and objectives with respect to compensation for the CEO, COO and the executive vice presidents (EVPs) and other officers senior to the EVPs (collectively, the Senior Executives), and evaluates the Senior Executives’ performance and determines and approves, and recommends to the Board for approval, the Senior Executives’ compensation. The Board, upon recommendation of the Compensation Committee, reviews and approves the compensation for our CEO, COO and EVPs.

Peer Group

Our Compensation Committee examines competitive peer group and survey information, compiled by Cook, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based long-term equity awards.  The 2012 Peer Group shown below was used to assist in compensation decisions made for our NEOs in early 2013.

2012 Peer Group
Aaron’s, Inc.	Gildan Activewear Inc.	Steven Madden, Ltd.
Alberto-Culver Company	Guess?, Inc.	The Timberland Company
Carter’s, Inc.	Lululemon Athletica Inc.	Tupperware Brands Corporation
Columbia Sportswear Company	Nu Skin Enterprises, Inc.	Under Armour, Inc.
Crocs, Inc.	Polaris Industries Inc.	The Warnaco Group, Inc.
Deckers Outdoor Corporation	Sealy Corporation	Wolverine World Wide, Inc.
Fossil, Inc.	Select Comfort Corporation

In 2013, following the acquisition of Sealy and the resulting larger size of the Company, Cook proposed a new peer group consisting of 24 companies. While some of the companies used in this peer group had been included in the 2012 Peer Group, several new companies were added based on the principal objective of benchmarking to branded consumer products companies that had comparable annual revenues to Tempur Sealy.  Companies that met these initial criteria were further screened by enterprise value, EBITDA, and EBITDA margin for comparability. The new peer group also focuses on consumer durables companies and manufacturers in related or comparable industries.  In addition to market data, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs.

The companies listed below comprise the new 2013 peer group:

2013 Peer Group
Brunswick Corp.	Harman International Industries, Inc.	Newell Rubbermaid Inc.
Carter's Inc.	Hasbro Inc.	Polaris Industries Inc.
Columbia Sportswear Company	Jarden Corp.	Select Comfort Corp.
Deckers Outdoor Corporation	Leggett & Platt, Inc.	Steelcase Inc.
Dorel Industries Inc.	Lexmark International, Inc.	Tupperware Brands Corporation
Fossil Group Inc.	Mattress Firm Holding Corp.	Under Armour, Inc.
Gildan Activewear Inc.	Herman Miller, Inc.	Williams-Sonoma Inc.
Hanesbrands Inc.	Mohawk Industries, Inc.	Wolverine World Wide, Inc.

Tally Sheets

In addition to considering compensation levels for the peer group, the Compensation Committee also considers information contained in total compensation tally sheets for each NEO. The Compensation Committee uses the tally sheets to evaluate accumulated equity value and total compensation opportunities.  The tally sheets summarize each component of compensation, including base salary, annual incentive plan payout, vested and unvested long-term incentive plan awards, 401(k) company contributions, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, motivate and retain our management talent and to reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

Compensation Components

The principal components of compensation for our NEOs include:

Pay Element	Purpose	Description	Link to Performance
Base Salary	To attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation.
Base salary levels are based on a number of factors and are significantly influenced by each individual’s sustained performance over time, including promotion to higher positions. Base salary is targeted at a competitive level, generally near the market median for each executive.

Annual Incentive Awards	To provide executives with a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives.	Variable annual cash incentive with payout based on Company and individual performance over the fiscal year.
75% of the incentive plan’s target payout opportunity is based on the annual financial performance at the Company and, as applicable, division level, including Net sales and Adjusted EBIT.   Achievement of individual objectives and overall individual performance determine 25% of the incentive opportunity. However, in lieu of individual objectives, our CEO is evaluated against Adjusted EBIT results.

Annual incentive opportunity is targeted at a competitive level, generally near the market median for each executive.

Long-Term Incentive Awards
To align a significant portion of executive compensation to the Company’s long-term operational performance as well as share price growth and total stockholder return.

This component serves to motivate and retain executive talent.
Annual grants of stock options and PRSUs.
PRSUs granted in 2013 will be earned if the Company achieves certain ratios of Net Debt as of December 31, 2014 to Consolidated Adjusted EBITDA for fiscal 2014, each as defined elsewhere in this Proxy Statement.

Stock options have value only if and to the extent our share price grows from the date of grant to the time of exercise.

Target long-term incentive grant values in 2013 were allocated 50% to PRSUs and 50% to stock options. Long-term incentive opportunity is targeted above the market median for each executive, consistent with the Company’s goal of growing faster than the industry and of achieving industry leading margins.

Overall, the Compensation Committee seeks to strike a balance among these three components, with an emphasis on ensuring that a majority of the total potential compensation for the Company’s executive officers is significantly at risk and tied to overall Company performance.

Compensation Mix

The charts below show that most of our executives’ target pay mix is variable and at risk (83% for our CEO and 68% for our other NEOs). The proportions of each pay component shown below, as revised by the Compensation Committee and the Board in October 2013, may change in the future based on market or performance considerations.

2013 Target Compensation Mix

2013 Compensation Actions

Base Salary

We pay base salaries in order to attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive's skills and experience relative to his or her responsibilities in the position. In early 2013, we provided a merit increase of 3% to all NEOs, excluding Mr. Rogers who was not an employee of the Company at the time. The salary increase was consistent with the base salary increase budget for all employees of the Company. Effective October 2013, the Compensation Committee provided additional base salary market adjustments to each NEO, excluding Mr. Rogers, whose pay was set for a year in his employment agreement. These market adjustments were approved by the Committee to reflect the increased leadership responsibilities associated with running a larger, more complex business following the acquisition of Sealy. The new salary levels were consistent with competitive levels by position based on the peer group study provided by Cook. Mr. Rogers' base salary was established pursuant to the employment agreement with the Company entered into in connection with the Sealy acquisition. No further salary increases for NEOs are anticipated for 2014. The table below summarizes the salary changes during the year

			Annual Merit Increase			October Market Adjustment
Named Executive Officer	2012 Salary		2013 Salary	Increase (%)		2013 Salary	Increase (%)
Mark Sarvary	$787,500		$811,100	3.0%		$1,000,000	23.3%
Lawrence Rogers	n/	a	$760,000	n/	a	$760,000	n/	a
Timothy Yaggi	n/	a	$650,000	n/	a	$670,000	3.1%
Dale E. Williams	$372,000		$383,200	3.0%		$470,000	22.7%
David Montgomery	£249,600		£257,100	3.0%		£289,880	12.8%

2013 Annual Incentive Performance Achievement

Our annual incentive plan ensures that a significant portion of each NEO’s annual compensation is at risk and dependent on overall Company and individual performance. The program provides NEOs a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives.  The Compensation Committee is responsible for administering the annual incentive plan pursuant to the terms of the Company’s Amended and Restated Annual Incentive Bonus Plan (Annual Incentive Plan) which was approved by our stockholders in May 2010. The Annual Incentive Plan provides for cash-based performance awards, including awards intended to qualify as performance compensation under Section 162(m) of the Code.

For all NEOs, the actual incentive award payout is based on the achievement of the performance criteria, potentially amounting to more or less than the target amount.  Annual incentive payout can range from 0% to 200% of target payout.  The following table sets forth the targeted annual incentive levels for each NEO in 2013, shown as a percentage of his annual base salary at year-end, along with the maximum potential incentive opportunity:

Named Executive Officer	Target Award as a % of Salary	Target Award $	Maximum Award as a % of Salary
Mark Sarvary	100%	$1,000,000	200%
Lawrence Rogers	100%	$760,000	200%
Timothy Yaggi	80%	$536,000	160%
Dale E. Williams	70%	$329,000	140%
David Montgomery	70%	£202,920	140%

The annual incentives for our NEOs are generally comprised of several components established at the beginning of each year as determined by the Compensation Committee. The 2013 annual incentive components are described below:

●	Company component based on a Net sales and Adjusted EBIT metric.

●	Divisional component based on metrics that align to each NEO’s operational focus.

●	Individual component based on the successful execution of individual objectives, except for the CEO where Company-wide Adjusted EBIT metric replaces Individual goals for this component.

The table below identifies the 2013 performance goals and weightings:

Executive	Company Net Sales and Adjusted EBIT	Company Adjusted EBITDA	Divisional Performance	Individual Performance	Company Adjusted EBIT	Total
Mark Sarvary	50%	25%	--	--	25%	100%
Lawrence Rogers	50%	--	50%	--	--	100%
Timothy Yaggi	50%	--	25%	25%	--	100%
Dale E. Williams	50%	25%	--	25%	--	100%
David Montgomery	50%	--	25%	25%	--	100%

The Company Net sales and Adjusted EBIT goal component of the annual incentive was established using a matrix to allow for payments between 0% and 200%.  A failure to meet the minimum requirement results in no incentive payment with respect to that component.

At the time the Compensation Committee approved the 2013 annual incentive plan goals based on net sales and Adjusted EBIT and other financial metrics, the Company had finalized its standalone budget for 2013 but the Sealy acquisition had not yet closed. Accordingly, these goals were based on the mathematical combination of the legacy Tempur-Pedic 2013 budget and the pre-acquisition standalone 2013 budget for Sealy adopted by Sealy without any review or approval by the Company’s Board. Accordingly, when the Compensation Committee approved these annual incentive goals, it also determined that after the Sealy acquisition closed these annual incentive goals would be adjusted based on an updated Sealy budget that had been reviewed and approved by the Company’s Board of Directors. These adjustments were made in July 2013.  In addition, because by July 2013 the integration with Sealy was proceeding more quickly than anticipated, and in order to maintain an annual incentive plan structure that incentivized management to continue to make operating changes to facilitate integration and improve the Company’s financial performance, the Compensation Committee also determined that it should retain the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or other unusual or non-recurring items in its determination of whether the applicable goal has been met.

The divisional performance metric creates a strong alignment to specific goals based on each individual’s area of responsibility. Mr. Roger’s divisional goals were based on Sealy’s Net sales and Adjusted EBIT, Mr. Yaggi’s divisional goals were based on Tempur North America Net sales and Adjusted EBIT and cost savings targets for Global Operations division, and Mr. Montgomery's divisional goals were based on Tempur International Net sales and Adjusted EBIT.  In calculating the payout for the divisional performance metric, the Compensation Committee had discretion to include or exclude certain items as described in the paragraph above.  The Company Adjusted EBITDA target represented the divisional goal for Messrs. Sarvary and Williams.  A matrix is used for each divisional target to determine payouts between 0% and 200%. The Sealy Net sales and Adjusted EBIT, Company Adjusted EBITDA and Adjusted EBIT goals were revised in July 2013 on the same basis as described above.

The Individual goal component of the annual incentive for the NEOs creates incentives to successfully achieve individual objectives.  For 2013, the goals and objectives for all of the NEOs (other than the CEO) were initially approved by the CEO, subsequently reviewed by the Compensation Committee and, upon recommendation by the Compensation Committee, approved by the Board. The Individual goals component of the annual incentive targets 100% payout for the achievement of an executive’s annual objectives.  Payments can range from 0% to 200% of the targeted Individual goals component, based on individual performance. The determination of whether the Individual goals component of the incentive has been met and to what degree is based on the determination of the Compensation Committee. In exercising its judgment, the Compensation Committee looks broadly at each executive’s performance against individual objectives and the overall performance of the applicable NEOs within their specific area of responsibility. The CEO does not have an Individual goals component to his annual incentive award. In lieu of individual objectives, the CEO was evaluated against the Company’s Adjusted EBIT performance for 2013.  However, the Compensation Committee evaluates Mr. Sarvary’s performance against individual objectives in evaluating whether to exercise its negative discretion to reduce the compensation based on the achievement of the Adjusted EBIT component. For 2013, the Compensation Committee elected to exercise negative discretion and reduce the amount earned by the Adjusted EBIT component to more accurately reflect Mr. Sarvary’s achievements against individual objectives in 2013.

The design and purpose of the Company goal, the divisional goals, and the Individual goals components of the annual incentive program are to focus the NEOs on behaviors that support the overall performance and success of our Company.  Company, divisional and individual goals are set with a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet the goals and objectives. The likelihood of attaining these goals and objectives is not assured. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

Achievement of Company Goals for 2013
	2013 Performance Goals ($ in millions)(1)
Financial Objective	Threshold	Target	Maximum
Net sales	$2,646.0	$2,826.0	$3,006.0
Adjusted EBIT	$340.7	$378.8	$425.8
Adjusted EBITDA	$423.5	$461.6	$508.6

(1)	Represents performance goals constructed based on the combination of the Company’s targets for the twelve months ended December 31, 2013 (which includes Sealy results of operations from March 18, 2013 through December 31, 2013) and Sealy’s historical financial results for the pre-acquisition period from January 1, 2013 through March 17, 2013.

Total Company performance, after giving effect to the mandatory and discretionary adjustments described below, was near the low end of the Company Net sales and Adjusted EBIT goals, resulting in performance at 62.3% of target for this component of the annual incentive bonus. This payout was applied to all NEOs.  The Compensation Committee, as required by the performance goals approved early in the year, made certain mandatory adjustments to: (1) include the addition of Sealy’s pre-acquisition Net Sales, Adjusted EBIT and Adjusted EBITDA from January 1, 2013 through March 17, 2013 as the performance goals were based on the inclusion of Sealy for a full calendar year; (2) exclude transaction and integration costs associated with the Sealy acquisition as the goals were established excluding these costs; and (3) exclude the incremental depreciation and amortization resulting from the step-up in basis for the Sealy assets as the performance goals were established excluding these costs.  As noted above, the Compensation Committee retained the discretion to exclude or include certain items in determining achievement of the performance goals.  The Compensation Committee exercised its discretion to adjust for other nonrecurring items that were not contemplated in establishing the performance goals which resulted in upward adjustments to Adjusted EBIT and Adjusted EBITDA of $22.0 million and $16.8 million, respectively.

Following certain adjustments to reflect the acquisition and integration charges and other one-time items as discussed above, the Divisional performance was as follows:

●	Tempur North America Net sales and Adjusted EBIT were below the threshold level of performance, resulting in no payout for this component of the annual incentive bonus.

●	Tempur International Net sales and Adjusted EBIT resulted in performance at 99.2% of target.

●	Sealy Net sales and Adjusted EBIT resulted in performance at 94.6% of target.

●	Global Operations cost savings resulted in performance at 138.2% of target.

●	Adjusted EBITDA resulted in performance at 39.3% of target.

Divisional performance, which represents a 25% weight of the overall bonus incentive by executive, was paid out as follows:

●	Mr. Sarvary’s and Mr. Williams’ divisional payout, Company EBITDA achievement, was 39.3% of target.

●	Mr. Yaggi’s divisional payout, a weighted combination of Tempur North America and Global Operations achievements, was 55.3% of target.

●	Mr. Montgomery’s divisional payout, Tempur International achievement, was 99.2% of target.

●	Mr. Rogers’ divisional payout, Sealy achievement, was 94.6% of target.

Achievement of Individual Goals for 2013

In evaluating the 2013 individual goals performance for each NEO, other than Mr. Sarvary, the Compensation Committee considered the recommendations of our CEO and evaluated each NEO’s performance relative to his performance against individual goals and overall area of responsibility.  The Compensation Committee evaluated our CEO’s performance and assessed his performance against the same factors in deciding whether to exercise negative discretion to reduce the amount determined based on the results of performance against the Adjusted EBIT target.  The individual goals component (or Adjusted EBIT results for CEO) represents a 25% weight toward their overall annual incentive bonus.

The individual objectives for 2013 were based on key strategic initiatives within the 2013 business plan and related to laying the groundwork for the combined business.  This led to strong alignment and shared focus across the organization, in the following areas of priority:

●	Implement initiatives and organization structure that preserves the ability to compete as effectively as standalone entities, and enables benefits of combination.

●	Develop organizational commitment to strategic growth initiatives and core values.

●	Continue investing in marketing and product development while reducing debt.

●	Create a combined 3 year strategic plan.

The Compensation Committee determined that individual performance of our NEOs was below target relative to pre-established individual goals. Based on recommendations from our CEO, the Compensation Committee approved achievement of individual goals for our NEOs (excluding our CEO) in amounts ranging from 85.0% to 90.0% for this component of the annual incentive bonus. With respect to the CEO individual goal performance, which is based on Adjusted EBIT, the Company exceeded the target.  However, the Compensation Committee elected to apply negative discretion to reduce this annual incentive component to 85.0% of target payout in accordance with the Compensation Committee’s evaluation of his individual performance in 2013.

Annual Incentive Plan Payments for 2013

Each NEO received a percentage payout of his overall annual incentive bonus based on his performance for each component times the relative weight of each of the goal components discussed above.  As a result, the overall annual incentive bonus payouts for our NEOs for 2013 were as follows:

Named Executive Officer	2013 Actual Payout	Percentage of Overall Incentive Target
Mark Sarvary	$623,000	62.3%
Lawrence Rogers	$596,600	78.5%
Timothy Yaggi (1)	$331,650	67.5%
Dale E. Williams	$204,967	62.3%
David Montgomery	£156,854	77.3%

(1)	Pursuant to Mr. Yaggi's employment agreement, his 2013 annual incentive payout is prorated based on his February 4, 2013 date of hire.

Long-Term Incentive Grants for 2013

Members of senior management, including our NEOs, are eligible to receive equity compensation awards under our equity incentive plans. We believe that providing equity awards as a component of compensation for senior managers aligns the interests of management with the interests of our stockholders by focusing executives on the long-term growth of the Company, and not short-term individual performance. In addition, we believe that equity grants provide an additional method of compensation where the return for each senior manager is directly tied to stockholders’ return on their investment.

Our compensation philosophy for long-term incentives is to target grant-date award value above the median of the peer group at each level of the Company, unlike annual salary and annual incentive targets which are generally set at market median.  The Compensation Committee and the Board of Directors support the Company’s mission to grow faster than its industry and to achieve industry-leading margins.  To that end, they believe that having long-term incentive award values above the median of similar companies will attract, retain and motivate growth-oriented executives and employees who focus on long-term value creation.

Our practice is to grant multiple forms of long-term incentive awards, each intended to accomplish different objectives. Stock options are granted to reward stock price increases and alignment with stockholders’ interests. We also grant PRSUs, which in years past have been designed to reward participants for the successful achievement of multi-year performance objectives, using a currency (Company common stock) that is strongly aligned with stockholders’ interests. We made several changes to our long-term incentive program for 2013 compared to 2012, as shown in the table below.  These changes reflected the acquisition of Sealy, the increase in the Company’s debt to finance the transaction, and the need in the next couple of years to put somewhat greater focus on cash flow and debt pay down.

	Long-Term Incentive Programs
	2012	2013
Allocation	75% PRSUs 25% Stock Options	50% PRSUs 50% Stock Options
Stock Option Vesting Period	1/3 on each of the first three anniversaries of the grant date	50% on each of the first two anniversaries of the grant date
PRSU Performance Measurement Period	3 years	2 years
PRSU Performance Goals	Net Sales / EBIT Margin	Net Debt / Consolidated Adjusted EBITDA (1)
PRSU Maximum Payout	300%	200%

(1)	Net Debt, means, as of any date, the sum of all Consolidated Funded Debt on such date less the aggregate amount (not to exceed $150,000,000) of Qualified Cash on such date. Consolidated Funded Debt, Consolidated Adjusted EBITDA and Qualified Cash have the meanings set forth in the Company's Credit Agreement, dated as of December 12, 2012, as in effect on February 22, 2013.

In 2013, the Compensation Committee awarded equity grants to NEOs based on a fixed dollar target of grant-date fair value, allocating 50% of the value as target PRSUs and 50% of the value as stock options. This represented a shift from 2012 when 75% of the value was allocated to PRSUs and 25% of the value was allocated to stock options. While the Compensation Committee reserves the right to adjust the mix from year to year, the Committee viewed this grant type mix as appropriate for 2013 due to the decrease in the Company’s stock price and the relationship between the value of a stock option award to the recipient and the cost of the award to the Company.  These equity grants are identified in the table below:
Named Executive Officer	2013 LTIP Grant Value	# of Stock Options (50% of Award)	# of PRSUs (50% of Award)
Mark Sarvary	$4,000,000	134,318	53,981
Lawrence Rogers	$-	-	-
Timothy Yaggi	$1,500,000	50,369	20,243
Dale E. Williams	$800,000	26,864	10,796
David Montgomery	$800,000	26,864	10,796

In accordance with Mr. Rogers’ employment agreement, he received an RSU with a grant date value of $1.5 million and a cash retention award of $1.5 million, both of which will vest on March 18, 2014 if Mr. Rogers remains employed by the Company on that date. As a result, he did not receive a long-term incentive award.

Each of the stock option awards granted in February 2013 has an exercise price of $37.05 and vests in two equal annual installments on each of the first and second anniversary of the grant date.

The PRSUs are earned if certain targets based on the ratio of Net Debt as of December 31, 2014 to Consolidated Adjusted EBITDA for the four quarters ended December 31, 2014 are achieved.   Based on these metrics, the award payout at the end of the performance period will range from no payout to up to two times the target number of PRSUs. The performance period for the 2013 PRSUs is January 1, 2013 through December 31, 2014. The ratio of Net Debt to Consolidated Adjusted EBITDA was chosen as the objective to support the Company’s strategic priorities. At the time the targets were established in February 2013, the Compensation Committee believed that these targets were directly linked to the need in the short run to place somewhat greater focus on cash flow and debt pay down.

2013 Special Restricted Stock Unit and Performance Restricted Stock Unit Grants

In February 2013, the Compensation Committee awarded a special RSU grant to Messrs. Williams and Montgomery in recognition of the significant work involved in the successful completion of the Sealy acquisition, including analysis, due diligence, integration planning and post close integration implementation. The special RSU grants of 7,198 shares each vested in full on February 22, 2014, the first anniversary of the grant date, and were subject to completion of the Sealy acquisition, which occurred on March 18, 2013. The Compensation Committee also awarded a special PRSU grant to our CEO for 26,991 shares, also in recognition of the significant work required for the Sealy acquisition. The special PRSU grant was contingent on the Sealy transaction closing, which occurred on March 18, 2013, and was also contingent on achieving an Adjusted EBIT target for 2013. If the Company achieved this Adjusted EBIT target, the Compensation Committee had the discretion to reduce the PRSU award amount downward (but not upward) based on the Compensation Committee’s assessment of the Company’s performance on Net sales. The special CEO PRSU grant had a performance period from January 1, 2013 and ending December 31, 2013. Following the achievement of the Adjusted EBIT target, the Compensation Committee evaluated overall Company performance and determined that it would not adjust downward the level of this PRSU award. This evaluation focused particularly on an assessment of the Net sales performance of the total Company, the performance of the newly acquired Sealy business, and the work done to integrate the operations and organizations of the legacy Sealy and Tempur-Pedic businesses during 2013. The special grants made to the NEOs are identified in the table below:
Name of Executive Officer	2013 Special Grant Value ($)	Form of Award	No. of Units
Mark Sarvary	$1,117,697	PRSU	26,991
Dale Williams	$266,700	RSU	7,198
David Montgomery	$266,700	RSU	7,198

Mr. Rogers did not receive a special RSU award in light of the retention award he received in accordance with his employment agreement, as described above.  Similarly, Mr. Yaggi, who joined the Company on February 4, 2013, did not receive a special RSU award.

2014 Compensation Actions

 2014 Base Salary

●	As a result of the market adjustments in October 2013, no base salary increases are anticipated in 2014.

2014 Annual Incentive Targets

●	The annual incentive target for Mr. Sarvary, our CEO, will increase from 100% to 115% of base salary, based on peer group market data for companies comparable to the larger size and complexity of the Company following the Sealy acquisition.

●	No changes to annual incentive targets for the other NEOs are anticipated.

2014 Long-Term Incentive Targets

The Compensation Committee approved targeted equity values for each of our NEOs and determined that 25% of the value of the grant would be in the form of stock options and 75% in the form of PRSUs.  The 2014 PRSU grant is composed of two tranches with performance periods of two years and three years respectively, aligning with our business performance objectives.

●	Each of the stock option awards granted in February 2014 has an exercise price of $51.87 and vests in three equal annual installments on each of the first, second and third anniversary of the grant date.

●	The two year PRSU tranche is earned if the Net Debt to Consolidated Adjusted EBITDA objective, as defined in the award agreement, is achieved. The performance period for this tranche is January 1, 2014 through December 31, 2015. Based on the metrics, the award payout at the end of the performance period will range from no payout to up to two times the target number of PRSUs.

●	The three year PRSU tranche is earned if Net sales and EBIT margin objectives, each as defined in the award agreement, are achieved. The performance period for this tranche is January 1, 2014 through December 31, 2016. Based on the metrics, the award payout at the end of the performance period will range from no payout to up to three times the target number of PRSUs.

The long-term incentive grant values determined by the Compensation Committee and the Board are consistent with peer group benchmarks and our compensation philosophy as discussed above.

Named Executive Officer	2014 LTIP Grant Value	No. of Stock Options (25% of Award)	No. of Two-Year Tranche PRSUs (37.5% of Award)	No. of Three-Year Tranche PRSUs (37.5% of Award)
Mark Sarvary	$5,000,000	51,632	36,148	36,148
Timothy Yaggi	$1,500,000	15,489	10,844	10,844
Dale E. Williams	$925,000	9,552	6,687	6,687
David Montgomery	$925,000	9,552	6,687	6,687

Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and directors by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to five times his base salary, and that all other executive officers should own shares valued at an amount equal to three times the executive’s base salary. Our directors also are required to own, within five years of becoming subject to the stock ownership guidelines, shares valued at an amount equal to four times the director’s annual cash retainer. The value of holdings of stock as well as vested options, restricted shares, restricted stock units, deferred stock units and performance units (for purposes of this paragraph “derivative securities”) are based on the average closing price of the Company’s common stock on the NYSE for the most recent period from February 15 through May 14. The number of shares underlying derivative securities that may be included in the value of the holdings is calculated net of the number of shares necessary to cover estimated taxes, and, if applicable, the exercise price. Until the guidelines are met, executive officers and directors are permitted to sell up to 50% of the total number of shares granted to them under the Company’s compensation plans that have vested. The 50% limit includes shares sold or surrendered to pay taxes associated with the vested shares and shares sold or surrendered to pay the exercise price of stock options. A director or executive officer may exceed the 50% limit if necessary to pay taxes incurred due to vesting of deferred stock units or restricted stock units. In 2013, all of our executives and directors were on track to maintain compliance with the minimum stock ownership guidelines. The Company’s Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from hedging or pledging Company securities.

Other Benefits / Perquisites

We offer a 401(k) plan to all of our eligible U.S. employees, including our senior management and our NEOs other than Mr. Rogers, who continued to participate in the Sealy Profit Sharing Plan and the related Sealy Benefit Equalization Plan, and Mr. Montgomery, who is a citizen of the United Kingdom. The 401(k) plan is designed to allow employees to save for retirement as well as defer current earnings and recognize them later in accordance with statutory regulations when their individual income tax rates may be more beneficial. In 2013, the Company matched 100% of the first three percent of each participating employee’s salary that is deferred and 50% of the fourth and fifth percent of salary deferred. The decision to make the match is at the sole discretion of the Company. The Company made the matching contribution in 2013 for all participating employees.

Mr. Rogers is eligible to participate in the Sealy Profit Sharing Plan and the Sealy Benefit Equalization Plan which provides a vehicle to restore qualified plan benefits, specifically those relating to the Sealy Profit Sharing Plan, which are reduced as a result of limitations imposed under the Internal Revenue Code on tax qualified retirement plans. The Benefit Equalization Plan is a nonqualified deferred compensation plan that ensures that participating executives, including Mr. Rogers, receive their full profit-sharing contribution and earnings on previously credited contributions. Earnings on balances in the Benefit Equalization Plan equal the rate of return on investments made by each participant in the Profit Sharing Plan. No voluntary deferrals currently may be made to the Benefit Equalization Plan. The amount contributed by the Company under the Benefit Equalization Plan is limited to an amount derived from the difference between the applicable limit in Section 401(a)(17) of the Internal Revenue Code and the amount that limit would have been had Section 401(a)(17) of the Internal Revenue Code (including the cost of living method as set forth in that section of the Internal Revenue Code) not been amended in 1993 or thereafter. For 2013, that limitation capped the amount that could be contributed by the Company for any individual to $9,100.

The Company does not offer any other U.S. defined contribution or defined benefit pension plans in which executive officers, including the NEOs, are eligible to participate. There are no alternate plans in place for senior management except for Mr. Montgomery. For more information regarding Mr. Montgomery’s pension benefits see “Potential Payments upon Termination or Change in Control” elsewhere in this Proxy Statement.

The Company also offers various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply. Our NEOs also receive certain other benefits that are discussed in the footnotes to the summary compensation table.

Employment Agreements

Each of our NEOs is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under “Potential Payments upon Termination or Change in Control.” The employment agreements for our NEOs were put in place at the time they became Executive Officers of the Company (in certain cases, prior to the Company’s initial public offering in 2003). We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. The Compensation Committee believes that the employment agreements in place for its executive officers are appropriate for the needs of the Company. However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO’s compensation package as a whole, the Compensation Committee periodically analyzes each of these arrangements for reasonableness and market competitiveness.

Tax and Accounting Implications

Deductibility of Compensation under Section (162m) of the Code

Section 162(m) of the Code limits the Company’s deduction for certain compensation paid to our Executive Officers named in the Summary Compensation Table, other than our Chief Financial Officer, to $1 million unless certain requirements are met. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to Executive Officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to our NEOs for 2013 may not be deductible for federal income tax purposes under Section 162(m) of the Code.

Accounting for Stock-Based Compensation

The Company accounts for stock-based payments, including under its 2002 Stock Option Plan, 2003 Equity Incentive Plan and 2013 Equity Incentive Plan, in accordance with FASB ASC 718, “Stock Compensation.”

OVERALL COMPENSATION APPROACH AND RISK INCENTIVES

The Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. Base salaries are fixed in amount and thus do not encourage risk taking. In 2013, employees were also eligible to receive a portion of their total compensation in the form of “at risk” compensation opportunities, including the annual incentive and, for senior managers, the long-term incentive awards. The portion of “at risk” compensation increases as an employee’s level of responsibility within the Company increases. While the annual incentive awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s annual incentive program represents only a portion of eligible employees’ total compensation opportunities. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus eligible employees on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking.

The majority of “at risk” compensation provided to senior managers is in the form of long-term equity awards that help further align senior managers’ interests with those of the Company’s stockholders. The granting of these awards is generally on an annual and therefore overlapping basis, and these grants are subject to multi-year vesting schedules. As described above, the long-term equity awards are comprised of stock options and PRSUs. The ultimate value of the stock option awards is tied to the Company’s long-term stock price performance, while the value of the PRSU awards is dependent both on the Company’s operating results over a multi-year period and the price performance of our stock. Based on this long-range focus, the Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking.

As more fully described above, the Company maintains stock ownership guidelines applicable to Executive Officers and members of the Board of Directors intended to encourage long-term ownership of a significant amount of Tempur Sealy International stock in order to promote a long-term “owner’s” view of our business. The Compensation Committee believes the Company’s compensation programs encourage employees to strive to achieve both the short and long-term goals that are important to the Company’s success without promoting unnecessary or excessive risk taking.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act.

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by,

COMPENSATION COMMITTEE
Peter K. Hoffman (Chair)
Frank Doyle
John A. Heil
Sir Paul Judge

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur Sealy International for the year ended December 31, 2013 of those persons who served as (i) our principal executive officer during the year ended December 31, 2013, (ii) our principal financial officer during the year ended December 31, 2013 and (iii) our other three most highly compensated Executive Officers for the year ended December 31, 2013. We refer to our principal executive officer, principal financial officer and the other three most highly compensated Executive Officers collectively as our “NEOs.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Mark Sarvary - President and Chief Executive Officer	2013	$834,715	—	$3,117,697	$2,000,000	$623,000	$—	$19,710	$6,595,122
	2012	787,500	—	2,437,500	812,500	197,000	—	18,310	4,252,810
	2011	778,846	—	1,250,000	—	1,401,750	—	17,969	3,448,565

Lawrence J. Rogers - President and Chief Executive Officer Sealy	2013	$601,667	—	$1,500,000	$—	$596,600	$—	$37,074	$2,735,341

W. Timothy Yaggi - Chief Operating Officer	2013	$565,577	$110,550	$750,000	$750,000	$221,100	$—	$121,118	$2,518,345

Dale E. Williams - Executive Vice President and	2013	$393,969	$70,077	$666,700	$400,000	$134,890	$—	$19,710	$1,685,346
Chief Financial Officer	2012	372,000	61,380	544,000	181,000	—	—	18,310	1,176,690
	2011	364,615	69,053	450,000	150,000	291,555	—	17,969	1,343,192

David Montgomery - Executive Vice President and	2013	$410,667	$71,263	$666,700	$400,000	$187,358	$—	$85,654	$1,821,642
President of International Operations (4)	2012	395,708	59,356	544,000	181,000	—	—	81,542	1,261,606
	2011	397,787	76,027	450,000	150,000	317,235	—	78,682	1,469,731

(1)	Bonus and Non-Equity Incentive Plan Compensation payouts were earned in 2013 and paid in 2014 pursuant to the 2013 Executive Incentive Bonus Program. As described in the Compensation Discussion and Analysis, the amount paid upon the achievement of the Individual goals appear in the column “Bonus” and the amounts paid upon the achievement of the Company goals and segment goals appear in the column “Non-equity Incentive Plan Compensation.”
(2)	For stock awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See Note 11 “Stock-based Compensation” to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a complete description of the valuations. Stock awards include PRSUs, as described in the “Compensation Discussion and Analysis.” The grant date fair value displayed represents the target value at the grant date based upon the probable outcome of the performance conditions set forth in the PRSU award. The maximum value of the awards for each NEO could be 200% of target, based on achievement of net sales and EBIT margin objectives. The 2010 PRSUs granted to each NEO vested on December 31, 2012 and were distributed on February 14, 2013 at 282% of target. For the 2012 and 2011 PRSUs granted to each NEO, minimum EBIT margin objectives were not met for certain years, therefore the grants were terminated.
(3)	Represents amounts paid in 2013 on behalf of each of our NEOs for the following:

Named Executive Officer	Life and Disabilities Insurance Premiums ($)	Contributions to Qualified Defined Contribution Plans ($)	Sealy Benefit Equalization Plan Contribution ($) (a)	Car Allowance ($)	Tax Preparation, Legal and Financial Planning Fees ($)	Other ($)(b)
Mark Sarvary	2,310	10,200	—	7,200	—	—
Lawrence J. Rogers	3,224	14,375	7,475	—	12,000	—
W. Timothy Yaggi	2,118	—	—	6,000	—	113,000
Dale E. Williams	2,310	10,200	—	7,200	—	—
David Montgomery	16,098	45,230	—	23,471	855	—

(a)	Represents the Company’s contribution to Mr. Rogers’ Sealy Benefit Equalization Plan, which provides a vehicle to restore qualified plan benefits, specifically those relating to the Sealy Profit Sharing Plan, which are reduced as a result of limitations imposed under the Internal Revenue Code on tax qualified retirement plans. The Benefit Equalization Plan is a nonqualified deferred compensation plan that ensures that participating executives, including Mr. Rogers, receive their full profit-sharing contribution and earnings on previously credited contributions. Earnings on balances in the Benefit Equalization Plan equal the rate of return on investments made by each participant in the Profit Sharing Plan.
(b)	Represents Mr. Yaggi’s $100,000 sign on bonus and reimbursement of relocation expenses.

(4)	Mr. Montgomery’s salary is paid in British Pounds (₤) and is converted to United States Dollars ($) using the monthly payments translated at the monthly average rate for each month in the year ended December 31, 2013. Mr. Montgomery’s Non-Equity Incentive Plan Compensation is denominated in British Pounds and has been converted to United States Dollars using the spot conversion rate as of December 31, 2013.

Grants of Plan-Based Awards

The following table provides information about annual and long term incentive award opportunities granted to our NEOs during 2013. These incentive award opportunities are described in the Compensation Discussion and Analysis section of this Proxy Statement under “Long-Term Incentive Grants for 2013.”

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Savary
Annual Incentive Bonus	2/22/2013	$—	$1,000,000	$2,000,000
Stock Award (PRSUs)	2/22/2013				26,991	53,981	107,962				$2,000,000
Stock Award (Special PRSUs) (6)	3/4/2013				—	26,991	—				$1,117,697
Stock Option	2/22/2013								134,318	$37.05	$2,000,000

Lawrence J. Rogers
Annual Incentive Bonus	7/10/2013	$—	$760,000	$1,520,000
Stock Award (RSU) (7)	3/18/2013							32,355			$1,500,000

W. Timothy Yaggi
Annual Incentive Bonus	2/22/2013	$—	$536,000	$1,072,000
Stock Award (PRSUs)	2/22/2013				10,122	20,243	40,486				$750,000
Stock Option	2/22/2013								50,369	$37.05	$750,000

Dale E. Williams
Annual Incentive Bonus	2/22/2013	$—	$329,000	$658,000
Stock Award (PRSUs)	2/22/2013				5,398	10,796	21,592				$400,000
Stock Award (Special RSUs)	2/22/2013							7,198			$266,700
Stock Option	2/22/2013								26,864	$37.05	$400,000

David Montgomery
Annual Incentive Bonus (8)	2/22/2013	$—	$334,600	$669,200
Stock Award (PRSUs)	2/22/2013				5,398	10,796	21,592				$400,000
Stock Award (Special RSUs)	2/22/2013							7,198			$266,700
Stock Option	2/22/2013								26,864	$37.05	$400,000

(1)	These columns show the 2013 annual award opportunities under the Annual Incentive Bonus Plan. They do not reflect the actual amounts paid out under the program which are included in the Summary Compensation Table and discussed in the Compensation Discussion and Analysis under “2013 Compensation Actions – 2013 Annual Incentive Performance Achievement and – Annual Incentive Plan Payments for 2013.”
(2)	These columns show the 2013 stock awards which include PRSUs under the 2003 Equity Incentive Plan. These awards are discussed in the Compensation Discussion and Analysis section of this Proxy Statement under “2013 Compensation Actions – Long-Term Incentive Grants for 2013.”
(3)	This column shows the special RSUs granted under the 2003 Equity Incentive Plan in recognition of the significant work involved in the successful completion of the Sealy acquisition. The RSUs vested in full on February 22, 2014, the first anniversary of the grant date, and were subject to completion of the Sealy acquisition, which occurred on March 18, 2013, and to our NEO’s continued employment with the Company through the vesting date. These grants are discussed in the Compensation Discussion and Analysis section of this Proxy Statement under “2013 Compensation Actions – 2013 Special Restricted Stock Unit and Performance Restricted Stock Unit Grants.”

(4)	This column shows the stock options granted in 2013 under the 2003 Equity Incentive Plan. The stock options vest in two equal annual installments on each of the first and second anniversary of the grant date, subject to our NEO’s continued employment with the Company.
(5)	This column shows the grant date fair value of the PRSU and stock option awards in accordance with FASB ASC 718. See Note 11 “Stock-based Compensation” to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a complete description of the valuations. For the PRSU awards, the grant date fair value displayed represents the target value at the grant date based upon the outcome of the performance conditions.
(6)	Mr. Sarvary’s special PRSU award was initially granted on February 22, 2013, and amended on March 4, 2013. This grant is discussed in the Compensation Discussion and Analysis section of this Proxy Statement under “2013 Compensation Actions – 2013 Special Restricted Stock Unit and Performance Restricted Stock Unit Grants.”
(7)	Mr. Rogers’ RSU award was granted on March 18, 2013, in accordance with his employment agreement. The award was subject to completion of the Sealy acquisition, which occurred on March 18, 2013, and to his continued employment with the Company through the vesting date. This grant is discussed in the Compensation Discussion and Analysis section of this Proxy Statement under “2013 Compensation Actions – Long-Term Incentive Grants for 2013.”
(8)	Mr. Montgomery’s salary is paid in British Pounds (₤). As a result, the Annual Incentive Bonus threshold, target and maximum opportunities were converted to United States Dollars ($) based on the exchange spot rate on December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2013 for each of our NEOs. The table also sets forth unvested stock awards assuming a market value of $53.96, the closing market price of our common stock on December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable		($)		(#)		(S)

Mark Sarvary
	737,500	—	(1)	$7.81	6/30/2018
	7,240	14,479	(6)	$71.50	2/8/2022
	—	134,318	(7)	$37.05	2/21/2023
						26,991	(8)	$1,456,434
						53,981	(9)	$2,912,815

Lawrence J. Rogers
						32,355	(10)	$1,745,876

W. Timothy Yaggi
	—	50,369	(7)	$37.05	2/21/2013
						20,243	(9)	$1,092,312
Dale E. Williams
	40,000	—	(2)	$13.47	6/28/2016
	50,000	—	(3)	$11.76	5/15/2018
	53,914	—	(4)	$6.14	2/27/2019
	4,055	2,027	(5)	$46.68	2/21/2021
	1,613	3,225	(6)	$71.50	2/8/2022
	—	26,864	(7)	$37.05	2/21/2023
						7,198	(11)	$388,404
						10,796	(9)	$582,552
David Montgomery
	133,333	—	(2)	$13.47	6/28/2016
	45,000	—	(4)	$6.14	2/27/2019
	4,055	2,027	(5)	$46.68	2/21/2021
	1,613	3,225	(6)	$71.50	2/8/2022
	—	26,864	(7)	$37.05	2/21/2023
						7,198	(11)	$388,404
						10,796	(9)	$582,552

(1)	These options, granted on June 30, 2008, have a 10-year term and became exercisable in four equal installments over four years, beginning with the one-year anniversary date of the grant.
(2)	These options, granted on June 28, 2006, have a 10-year term. Twenty-five percent (25%) of these options became exercisable on July 7, 2008 and the remaining shares became exercisable in equal installments on a quarterly basis over the subsequent twelve (12) quarters.

(3)	These options, granted on May 15, 2008, have a 10-year term and became exercisable in two equal installments over two years, beginning with the one-year anniversary date of the grant.
(4)	These options, granted on February 27, 2009, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.
(5)	These options, granted on February 22, 2011, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary of the grant date.
(6)	These options, granted on February 9, 2012, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary of the grant date.
(7)	The options, granted on February 22, 2013, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary of the grant date.
(8)	These PRSUs, granted on February 22, 2013, and amended on March 4, 2013, cover a one-year performance period ended December 31, 2013. Payout of the award was dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board of Directors of the Company and payout occurred on February 24, 2014.
(9)	These PRSUs, granted on February 22, 2013, cover a two-year performance period ending December 31, 2014. Payout of the awards is dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board of Directors of the Company, and is to occur no later than the fifteenth day of the third month following December 31, 2014. The amounts in this column represent potential future payout of the PRSUs based on achievement of the performance metrics at a level necessary to earn two times the target award. These amounts do not necessarily represent the amount the Named Executive Officer will actually receive following December 31, 2014, which may be within a range from zero to two times the target award. These awards are discussed in the Compensation Discussion and Analysis section of this Proxy Statement under "2013 Compensation Actions – Long-Term Incentive Grants for 2013."
(10)	These RSUs, granted on March 18, 2013, vested on March 18, 2014 and were converted into shares of common stock.
(11)
The RSUs were granted on February 22, 2013 and were contingent upon the closing of the acquisition of Sealy, which occurred on March 18, 2013. The RSUs vested on February 22, 2014 and were converted into shares of common stock.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised during the year ended December 31, 2013, for our NEOs. No stock awards held by our NEOs vested during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Mark Sarvary	—	$—	99,332	(1)	$3,875,922	(1)
Dale E. Williams	—	$—	20,363	(1)	$794,573	(1)
David Montgomery	—	$—	20,363	(1)	$794,573	(1)

(1)	These PRSUs, granted on February 22, 2010, covered a three-year performance period ending December 31, 2012. Distribution of the awards was dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board of Directors of the Company, and occurred on February 14, 2013. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics at 282% the target award.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Tempur Sealy International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each NEO during employment and in the event of that executive’s termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of our NEOs, which are described below. Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

“Good Reason” Mr. Sarvary’s employment agreement generally defines “Good Reason” as relocation of his principal workplace, his demotion from his position as Chief Executive Officer, or Tempur Sealy International’s material breach of his employment agreement. The employment agreements for Messrs. Rogers, Yaggi and Williams generally define “Good Reason” as relocation of their principal workplace, or Tempur Sealy International’s (and, in the case of Mr. Rogers, Sealy’s) material breach of their employment agreements.

“For Cause.” The employment agreements for Messrs. Sarvary, Rogers and Yaggi generally define “For Cause” as the employee’s (a) willful and continued failure to substantially perform the reasonably assigned duties with Tempur Sealy International (and, in the case of Mr. Rogers, Sealy), (b) material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur Sealy International (and, in the case of Mr. Rogers, Sealy), (d) willful misconduct which is materially and demonstrably injurious to Tempur Sealy International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (f) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International’s (and, in the case of Mr. Rogers, Sealy’s) business.

Mr. Williams’ employment agreement generally defines “For Cause” as the employee’s (a) willful and continued failure to substantially perform his assigned duties with Tempur Sealy International, (b) willful engagement in illegal conduct which is materially and demonstrably injurious to Tempur Sealy International, (c) conviction of, or guilty plea or nolo contendere to, any felony, or (d) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International’s business.

Mr. Montgomery’s employment agreement does not provide for a “For Cause” termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement or any willful neglect in the discharge of his duties; he is guilty of fraud or dishonesty, conduct tending to bring himself or Tempur-International Limited into disrepute, conviction of criminal offence other than traffic violations not imposing custodial penalty; he becomes of unsound mind or a patient for purposes of any statute relating to mental health; he develops a drug or alcohol addiction; he breaches the rules or regulations of a regulatory authority relevant to Tempur-International Limited’s business or he refuses employment under an agreement of equal or better terms with a successor of Tempur-International Limited.

“Change of Control.” Under the 2003 Equity Incentive Plan, as amended, “Change of Control” is generally defined as (a) an acquisition of a third party, unless Tempur Sealy International’s existing stockholders continue to hold at least 50% of the outstanding stock, (b) an acquisition of more than 50% of the total combined voting power of Tempur Sealy International’s outstanding securities pursuant to a tender or exchange offer made directly to Tempur Sealy International’s stockholders that the Board does not recommend the stockholders accept, (c) over a period of 36 consecutive months or less, there is a change in the composition of a majority of the Board, without the approval of existing Board members, or (d) if a majority of the Board votes in favor of a decision that a Change in Control has occurred. The 2003 Equity Incentive Plan provides, unless provided otherwise in the specific award agreement, that upon a change in control (a) any outstanding stock options or stock appreciation rights that are not fully exercisable shall accelerate and become exercisable with respect to 50% of those shares which are not then exercisable, (b) any risk of forfeiture applicable to restricted stock and restricted stock units which is not based on achievement of performance goals shall lapse with respect to 50% of the restricted stock and restricted stock units still subject to such risk of forfeiture, and (c) all outstanding restricted stock and restricted stock unit awards conditioned on the achievement of performance goals shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed achievement of all relevant performance goals and the length of time within the performance period which has elapsed prior to the Change in Control.

Under the 2013 Equity Incentive Plan “Change of Control” is generally defined as the occurrence of any of the following: (1) a transaction, as described above, unless securities possessing more than 50% of the total combined voting power of the resulting entity or ultimate parent entity are held by a person who held securities possessing more than 50% of the total combined voting power of the Company immediately prior to the transaction; (2) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company, unless pursuant to a tender or exchange offer that the Company’s Board of Directors recommends stockholders accept; or (3) over a period of no more than 36 consecutive months there is a change in the composition of the Company’s Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining board members who have been Board members continuously since the beginning of that period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (2), determine that such event will not constitute a change of control. The 2013 Equity Incentive Plan provides that, unless provided otherwise in the specific award agreement, upon a change in control if a recipient’s employment is terminated without cause or the recipient resigns for good reason (both as defined in the Plan) within twelve months of the change of control, all unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment. If the stock options are not assumed, converted or replaced following a change of control, all unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control. The treatment of any other award, other than stock options, upon a change of control shall be subject to the terms of award agreement.

Employment Arrangements

Mark Sarvary – On June 30, 2008 we entered into an employment agreement with Mr. Sarvary, providing for his employment as President and Chief Executive Officer of Tempur Sealy International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Sarvary’s agreement provided for an annual base salary of $750,000, subject to annual adjustment at the discretion of the Board of Directors or Compensation Committee in accordance with the Company’s annual review policy; a variable performance bonus set to a target of Mr. Sarvary’s base salary if certain criteria are met; and options to purchase shares of our common stock. In addition, he received a hiring bonus of $200,000 to help defray certain expenses not covered by the relocation policy offered to senior management, of which 50% was payable upon the commencement of his employment and 50% was paid upon the first anniversary of his employment.

Lawrence J. Rogers – On July 1, 2013, we entered into an employment agreement with Mr. Rogers which was effective as of March 18, 2013 providing for his employment as President and Chief Executive Officer of Sealy. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Rogers’ agreement provided for an annual base salary of $760,000, subject to annual adjustment at the discretion of the Board of Directors or Compensation Committee in accordance with the Company’s annual review policy; a variable performance bonus set to a target of Mr. Roger’s base salary if certain criteria are met; a cash retention bonus of $1.5 million which becomes payable if Mr. Rogers remains employed by Sealy through the conclusion of the twelve (12) month period commencing on the closing date of the Sealy acquisition; an equity retention grant of RSUs having a grant date fair value of $1.5 million and vesting at the end of the twelve (12) month period describe above. In addition, the Company agreed to pay Mr. Rogers $150,000 upon termination of his employment due to termination of the employment agreement to help defray certain relocation expenses.

W. Timothy Yaggi – On February 4, 2013, we entered into an employment agreement with Mr. Yaggi, providing for his employment as Chief Operating Officer of Tempur Sealy International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Yaggi’s agreement provided for an annual base salary of $650,000, subject to annual adjustment at the discretion of the Board or Compensation Committee in accordance with the Company’s annual review policy; a variable performance bonus set to a target of Mr. Yaggi’s base salary if certain criteria are met, prorated to the date of hire for 2013; and the right to an equity award in 2013 valued at $1.5 million to be made based on the regular equity compensation schedule applicable to the Company’s executive officers. In addition, he received a hiring bonus of $100,000 payable ninety (90) days after the date of his employment.

Dale E. Williams – On March 5, 2008, we entered into an amended and restated employment agreement with Dale E. Williams, reflecting his promotion to Executive Vice President in 2007. The agreement provides for his employment as Executive Vice President, Chief Financial Officer and Secretary, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $225,000, subject to annual adjustment by our Board of Directors, a variable performance bonus set to a target of Mr. Williams’ base salary if certain criteria are met, and options to purchase shares of Tempur Sealy International common stock.

David Montgomery – On September 12, 2003, we entered into an executive employment agreement with David Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur-International Limited, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provided for an annual base salary of £192,500, subject to annual adjustment by our Board, and a variable performance bonus set to a target of Mr. Montgomery’s base salary if certain criteria are met.

Termination of Employment Arrangements and Change in Control Arrangements

Each of our NEOs is entitled to receive certain compensation and/or other benefits if their employment were terminated under various circumstances. Receipt of any severance and benefits is conditioned on the NEO signing a release and waiver of claims in a form satisfactory to Tempur Sealy International or Tempur-International Limited, as applicable. No NEOs are entitled to gross-ups associated with taxes owed on Change in Control payments or taxes due to Section 280G of the Code. By the terms of their employment agreements our Executive Officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for one or, for Messrs. Sarvary and Yaggi, two years following termination of their employment and working with or for any competing companies during their employment and for one or, for Messrs. Sarvary and Yaggi, two years thereafter.

The table below sets forth the amounts payable to each NEO assuming the executive officer’s employment had terminated under various scenarios on December 31, 2013 (the last business day of fiscal 2013). Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums an NEO would receive if his employment were terminated or there were a change of control of Tempur Sealy International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that NEOs who were employed by the Company or any of its subsidiaries on December 31, 2013 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the NEOs, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2013. Payments that Tempur Sealy may make in the future upon an employee’s termination of employment or upon a change of control of Tempur Sealy International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2013. The fair value of the equity awards reflects the intrinsic value of unvested stock options, RSUs and PRSU, whose vesting is accelerated due to the termination or change of control, assuming a closing price of our common stock on December 31, 2013 of $53.96.

		Termination	Employee	Termination	Termination					Change of
		By Company	Resignation	By Company	Due to				Change of	Control and
		Without Cause	For Good Reason	For Cause	Disability		Death		Control	Termination
Name	Benefits and Payments	($) (1)	($) (1)	($)	($) (1)		($) (1)		($) (2)	($) (2)

Mark Sarvary	Cash Severance (3)	$3,000,000	$3,000,000	—	$1,000,000		$1,000,000		—	—
	Annual Incentive Payment	—	—	—	—		—		—	—
	Acceleration of equity awards (5)	—	—	—	—		5,347,084		—	5,347,084
	Health and Welfare Continuation (6)	34,056	34,056	—	—		—		—	—

Lawrence J. Rogers	Cash Severance (7)	1,500,000	1,500,000	—	1,500,000		1,500,000		—	—
	Annual Incentive Payment	—	—	—	—		—		—	—
	Acceleration of equity awards (9)	1,724,198	1,724,198	—	1,724,198		1,724,198		—	—
	Health and Welfare Continuation	—	—	—	—		—		—	—

W. Timothy Yaggi	Cash Severance (8)	1,876,000	1,876,000	—	536,000		536,000		—	—
	Annual Incentive Payment	—	—	—	—		—		—	—
	Acceleration of equity awards (9)	—	—	—	—		1,944,052		—	1,944,052
	Health and Welfare Continuation (6)	15,609	15,609	—	—		—		—	—

Dale E. Williams	Cash Severance (11)	$470,000	$470,000	—	—		—		—	—
	Annual Incentive Payment (4)	329,000	329,000	—	329,000		329,000		—	—
	Acceleration of equity awards (12)	—	—	—	388,404		1,439,983		—	1,439,983
	Health and Welfare Continuation (6)	17,028	17,028	—	—		—		—	—

David Montgomery	Cash Severance (13)	$478,000	$478,000	—		(14)		(14)	—	—
	Annual Incentive Payment	—	—	—	—		—		—	—
	Acceleration of equity awards (15)	—	—	—	388,404		1,439,983		—	1,439,983
	Health and Welfare Continuation	—	—	—	—		—		—	—
	Pension Benefits (16)	45,230	45,230	—	—		—		—	—
	Car Allowance (17)	23,471	23,471	—	—		—		—	—

(1)	Excludes amounts for both unpaid, earned salary and, if applicable for accrued, unused vacation, if applicable.
(2)	The Executive Officers’ employment agreements do not provide for any payments solely due to a change in control of Tempur Sealy International, Sealy Corporation or Tempur-International Limited, as applicable. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.

(3)	For Mr. Sarvary, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary reduced by any salary continuation benefit paid for under any plan maintained by the Company and an additional lump sum amount equal to the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of termination. Upon Termination as a result of Death or Disability, Mr. Sarvary will receive a lump sum payment equal to the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of Death or Disability.
(4)	Incentive compensation is calculated at target and represents the pro-rata portion of the target amount with respect to the year in which the termination or death/disability occurs. Refer to the Compensation Discussion and Analysis section in this Proxy Statement under “2013 Compensation Action ‑ 2013 Annual Incentive Performance Achievement” for a discussion of each NEO’s Target incentive compensation.
(5)	The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Sarvary’s stock agreements dated February 9, 2012 and February 22, 2013, provide that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Sarvary is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Sarvary’s PRSU agreements dated February 22, 2013 and March 4, 2013 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Sarvary is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.
(6)	Messrs. Sarvary and Yaggi, would be eligible to continue to participate in welfare and retirement benefit plans offered by the Company for a period of two years, and Mr. Williams for one year, following termination without cause or for good reason.
(7)	For Mr. Rogers, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents his cash retention award if his employment is terminated other than for cause, due to death or disability or if he resigns for good reason during the period from March 18, 2013 through March 18, 2014. He is not eligible to receive continuation of base salary during that period.
(8)	For Mr. Yaggi, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary and an additional lump sum amount equal to the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of termination. Upon Termination as a result of Death or Disability, Mr. Yaggi will receive a lump sum payment equal to the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of Death or Disability.
(9)	The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Rogers’ employment agreement provides that if he is terminated by the Company without cause or he resigns for good reason (as defined in his employment agreement) or his employment terminates due to death or disability, his retention RSUs immediately vest. His award agreement also provides that, if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his retention RSUs immediately vest.
(10)	The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Yaggi’s stock option agreement dated February 22, 2013, provide that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Yaggi is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Yaggi’s PRSU agreement dated February 22, 2013 provides that if he is terminated due to death, or in the event of a change in control, if Mr. Yaggi is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.
(11)	For Mr. Williams, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.
(12)	Mr. Williams’ stock option agreements dated February 22, 2011, February 9, 2012 and February 22, 2013, provide that if he is terminated due to death, or in the event of a change in control, if Mr. Williams is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Williams’ PRSU agreement dated February 22, 2013 provides that if he is terminated due to death, or in the event of a change in control, if Mr. Williams is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest. Mr. Williams’ RSU agreement dated February 22, 2013 provides that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Williams is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his RSU awards immediately vest.

(13)	For Mr. Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes a lump sum payment equal to one year of base salary. Mr. Montgomery’s cash severance amounts are denominated in British Pounds and have been converted to United States Dollars using the spot conversion rate as of December 31, 2013
(14)	For death while in service to the Company, insurance coverage exists which will provide for four (4) times base salary paid in a lump sum, of which the payout as of December 31, 2013 would have been $1,912,000: this benefit is available to all other employees who work in the United Kingdom (UK) at three (3) times base salary. In addition, a widow’s benefit insurance contract exists that pays an amount of up to 25% of base salary until normal retirement age of 65; the payout for this component would have been $1,434,000 as of December 31, 2013. The widow’s benefit is only available to Mr. Montgomery. Mr. Montgomery also has Company-provided insurance coverage providing a lump sum of four times base salary at the time he experiences an illness or injury preventing him from future service. The payout as of December 31, 2013, would have been $1,912,000; this benefit is available to all other members of the management team in the UK at three (3) times base salary. In the case of long term disability, permanent health insurance coverage will be provided equal to 55% of salary until normal retirement age; the payout for this component is also covered by an insurance contract and would have been $3,154,800 as of December 31, 2013. The permanent health insurance coverage benefit is only available to Mr. Montgomery. Each of these amounts is based on Mr. Montgomery’s base salary, which is denominated in British Pounds, and has been converted to United States Dollars using the spot conversion rate as of December 31, 2013.
(15)	The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Montgomery’s stock option agreements dated February 22, 2011, February 9, 2012 and February 22, 2013 provide that if he is terminated due to death, change in control, or in the event of a change in control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Montgomery’s PRSU agreement dated February 22, 2013 provides that if he is terminated due to death, or in the event of a change in control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest. Mr. Montgomery’s RSU agreement dated February 22, 2013 provides that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his RSU awards immediately vest.
(16)	For Mr. Montgomery, the amount presented under Pension benefits for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of pension benefits for a period of twelve months.
(17)	For Mr. Montgomery, the amount presented under Car allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company’s non-employee Directors will receive the following annual compensation for their service on the Board of Directors for the Board year commencing on the date of the 2014 Annual Meeting of Stockholders:

Annual Retainer:	$70,000, payable in equal quarterly installments.

Annual Equity Award Grant:	An annual equity award targeted at $100,000, divided between options and deferred stock units (DSUs) in the proportion set by the Board.
Annual Non-executive Chairman of the Board Retainer:	$25,000 cash retainer and a supplemental equity award targeted at $60,000, divided between options and DSUs in the proportion set by the Board.

Annual Committee Chair Retainer:
•   Audit Committee Chair receives a cash retainer of $18,000.

•   Compensation Committee Chair receives a cash retainer of $10,000.

•   Nominating and Governance Committee Chair receives a cash retainer of $5,000.

Committee Member Retainers:
•   Each Audit Committee member receives a cash retainer of $18,000.

•   Each Compensation Committee member receives a cash retainer of $10,000.

•   Each Nominating and Governance Committee member receives a cash retainer of $5,000.

Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings.

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee Directors during the year ended December 31, 2013. Mr. Sarvary does not receive any additional compensation for serving on the Board. Mr. Rogers did not join the Board until March 27, 2014, and will not receive any additional compensation for serving on the Board until his retirement as an employee and officer of the Company becomes effective.

Name	Fees Earned Or Paid In Cash ($) (1)	Option Awards ($) (2)(4)	Stock Awards ($) (3)(4)	Total ($)
Evelyn S. Dilsaver	$83,000	$42,500	$42,500	$168,000
Frank Doyle	$111,000	$42,500	$42,500	$196,000
John A. Heil	$80,000	$42,500	$42,500	$165,000
Peter K. Hoffman	$103,000	$42,500	$42,500	$188,000
Sir Paul Judge	$93,000	$42,500	$42,500	$178,000
Nancy F. Koehn	$70,000	$42,500	$42,500	$155,000
Christopher A. Masto	$75,000	$42,500	$42,500	$160,000
P. Andrews McLane	$95,000	$72,500	$72,500	$240,000
Robert B. Trussell, Jr.	$65,000	$42,500	$42,500	$150,000

(1)	Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting. The amounts shown are pro-rated for fiscal year 2013, and do not represent the full amounts each director will earn from the 2013 Annual Meeting until the 2014 Annual Meeting.

(2)	Stock option grants covering 639 shares of common stock were made to each non-employee Director on May 22, 2013 at an exercise price of $43.28, and options covering an additional 1,802 shares were granted to the Non-executive Chair of the Board. The option awards vest in four equal increments at the end of July 2013, October 2013, January 2014 and April 2014. Vesting of each option award is subject to the applicable grant recipient being a member of the Board or serving as Non-executive Chair of the Board, as of the applicable vesting date.
(3)	DSUs grants covering 982 shares of common stock were made to each non-employee Director on May 22, 2013 at a fair value of $43.28 and DSUs covering an additional 693shares were granted to the Non-executive Chair of the Board. The DSUs vest in four equal increments at the end of July 2013, October 2013, January 2014 and April 2014. Vesting of each DSU is subject to the applicable grant recipient being a member of the Board or serving as Non-executive Chair of the Board as of the applicable vesting date. All DSUs which become vested shall be paid on the third anniversary date of the grant date applicable to each DSU.
(4)	For DSU awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See the Company’s Annual Report for the year ended December 31, 2013 for a complete description of the valuations. The following table sets forth the aggregate number of option awards and stock awards outstanding for each director as of December 31, 2013, other than for Messrs. Sarvary and Rogers whose outstanding equity awards are set forth in the “Outstanding Equity Awards at Fiscal Year-End” table elsewhere in this Proxy Statement:

Name	Aggregate Option Awards Outstanding As Of December 31, 2013	Aggregate DSU Awards Outstanding As of December 31, 2013
		Unvested	Vested
Evelyn S. Dilsaver	15,690	491	2,491
Frank Doyle	50,999	491	2,491
John A. Heil	6,899	491	2,491
Peter K. Hoffman	84,549	491	2,491
Sir Paul Judge	11,299	491	2,491
Nancy F. Koehn	92,549	491	2,491
Christopher A. Masto	64,099	491	2,491
P. Andrews McLane	11,913	837	2,591
Robert B. Trussell, Jr.	20,499	491	2,491

Pursuant to the award agreement dated May 4, 2010 granting DSUs to members of the Board of Directors on that date, the deferral period on the DSUs ended on May 4, 2013 and the underlying shares were released and are reflected in the Beneficial Ownership table elsewhere in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Tempur Sealy International’s Executive Officers, Directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the copies of reports furnished to us, Tempur Sealy International believes that during the year ended December 31, 2013 one individual failed to file on a timely basis a report required by Section 16(a) of the Exchange Act. Mr. Richard Anderson, an executive officer of the Company, reported on a Form 4 on December 27, 2013 that on December 23, 2013, pursuant to a 10b-5 trading plan, he exercised 20,000 stock options and the resulting 20,000 shares of the Company’s common stock were sold in open market transactions.

Certain Relationships and Related Transactions

As described above under “Board of Directors’ Meetings, Committees of the Board and Related Matters – Corporate Governance – Policy Governing Related Party Transactions,” the Board has adopted a written Related Party Transactions Policy requiring review and approval or ratification of any transaction qualifying as a related party transaction. No transactions requiring consideration under the Policy were identified for the year ended December 31, 2013.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2014. Ernst & Young became the independent auditors for Tempur Sealy International after Tempur Sealy International’s predecessor Tempur Pedic International, Inc. acquired Tempur World, Inc. in 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting is required to ratify such appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR SEALY INTERNATIONAL’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2014.

Fees for Independent Auditors During the Years Ended December 31, 2013 and 2012

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2013 and 2012 were approximately as follows (amounts in thousands):

		2013	2012
Audit fees	(1)	$3,993	$2,113
Audit-related fees	(2)	82	1,075
Tax fees	(3)	3,202	2,331
All other fees		—	—
Total		$7,277	$5,519

(1)	Audit fees for 2013 and 2012 relate to professional services provided in connection with the audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries. The increase in audit fees in 2013 principally relate to the acquisition of Sealy Corporation.
(2)	Audit-related fees for 2013 and 2012 comprise fees for professional services related to due diligence services for potential acquisitions. The decrease in audit-related fees in 2013 principally relate to due diligence work for our acquisition of Sealy Corporation which were incurred in 2012.
(3)	Tax fees in 2013 and 2012 principally relate to professional services rendered in connection with domestic and international tax compliance, tax audits, and other international tax consulting and planning services. The increase in tax fees in 2013 relates to the timing of tax advisory services provided in connection with our acquisition of Sealy Corporation.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The services performed by the independent auditor may include audit services, audit-related services, tax services, and, in limited circumstances, other services.

During each of the years ended December 31, 2013 and 2012, the Audit Committee approved 100% of the Audit Related services and 100% of the Tax services.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission (SEC), or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, and system of internal controls regarding financial matters and legal, ethical and regulatory compliance. During 2013, the Audit Committee was composed of four Directors, Frank Doyle, Evelyn S. Dilsaver, Peter K. Hoffman, and Sir Paul Judge, each of whom the Board of Directors has determined is “independent” as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board of Directors has also determined that all Audit Committee members are “audit committee financial experts” as defined under the applicable rules of the SEC. The charter of the Audit Committee is available on Tempur Sealy International’s website at http://investor.tempursealy.com/overview.cfm under the caption “Corporate Governance.”

Management is responsible for the Company’s internal controls and financial reporting processes. Ernst & Young LLP, the Company’s independent certified public accountants, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with its responsibilities, the Audit Committee met on eleven occasions during 2013, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent accountants the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent accountants, with and without management present, the evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has discussed with the independent accountants the matters required by PCAOB AU 380 (Communication with Audit Committees). The Audit Committee received from the Company’s independent accountants written disclosures required by the applicable standards of the PCAOB and the Audit Committee has discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management, internal auditors and the independent accountants, and the Audit Committee’s review of the audited consolidated financial statements, evaluations of the Company’s internal controls, and the representations of management, internal auditors and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

Submitted by,

AUDIT COMMITTEE:
Frank Doyle (Chair)
Evelyn S. Dilsaver
Peter K. Hoffman
Sir Paul Judge

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. In 2011, in accordance with the Board’s recommendation, the Company’s stockholders voted for the option to hold such vote annually.

As described in detail under the heading “Executive Compensation and Related Information – Compensation Discussion and Analysis,” above, our executive compensation programs are designed to attract, motivate, and retain our management talent, including our NEOs, and to reward them for strong Company performance and successful execution of our key business plans and strategies. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value. The Compensation Committee of the Board of Directors regularly reviews the Company’s compensation programs to confirm that they are achieving these goals. Please read the “Compensation Discussion and Analysis,” above, for additional details about our executive compensation programs, including information about the compensation of our NEOs in 2013.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices as described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

VOTE REQUIRED

The affirmative vote of the majority of shares of common stock present or represented and entitled to vote at the Annual Meeting on the proposal will be required to approve Proposal Three. The say-on-pay vote is advisory, and therefore not binding on Tempur Sealy International, its Compensation Committee or Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION

Stockholder Proposals For 2015 Proxy Statement

To be considered for inclusion in our Proxy Statement for the 2015 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on November 26, 2014, at the following address:

Corporate Secretary Tempur Sealy International, Inc. 1000 Tempur Way Lexington, Kentucky 40511

In addition, a stockholder may bring business before the annual meeting, other than a proposal included in the Proxy Statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 2.12 of Tempur Sealy International’s By-Laws. The requirements include:

•	providing written notice that is received by Tempur Sealy International’s Corporate Secretary between December 8, 2014 and January 7, 2015 (subject to adjustment if the date of the 2015 annual meeting is moved by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2014 annual meeting, as provided in Article II, Section 2.12 of the By-Laws); and
•	supplying the additional information listed in Article II, Section 2.12 of the By-Laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2013 is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 and is also available at on our website at http://investor.tempursealy.com/overview.cfm under the caption “SEC Filings.”

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 or call or call the Corporate Secretary of Tempur Sealy International at (800) 878-8889.

Cost of Solicitation

Tempur Sealy International will pay the costs of soliciting proxies from stockholders. Certain of our directors, executive officers, and regular employees may solicit proxies, either personally or by telephone, on behalf of Tempur Sealy International, without additional compensation, other than the time expended and telephone charges in making such solicitations. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Tempur Sealy International stock. Other proxy solicitation expenses that Tempur Sealy International will pay include those for preparing, mailing, returning and tabulating the proxies.

Other Matters

The Board of Directors knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

/s/ Lou H. Jones

LOU H. JONES
Executive Vice President, General Counsel
and Secretary

Lexington, Kentucky
March 27, 2014

APPENDIX A

RECONCILIATION OF GAAP NET INCOME TO EBIT AND ADJUSTED EBIT

The following table sets forth the reconciliation of our reported GAAP net income to the calculation of EBIT and Adjusted EBIT for the trailing twelve month period ended December 31, 2013:

Combined (1) Twelve months ended December 31, 2013 (in millions)

Net income	$75.6
Plus:
Interest Expense	133.2
Income Taxes	39.0
EBIT	$247.8

Transaction Costs (2)	$25.2
Integration Costs (2)	15.3
Refinancing Charges (3)	2.4
Non-Cash Compensation (4)	7.2
Restructuring and Impairment Related Charges (5)	7.8
Discontinued Operations (6)	0.6
Other	7.6
Adjusted EBIT	$313.9

(1)	Combined includes the mathematical combination of the Company’s historical financial results for the twelve months ended December 31, 2013 and Sealy’s historical financial results for the pre-acquisition period from December 3, 2012 through March 3, 2013. Results for Sealy for periods prior to the Sealy acquisition do not give effect to any purchase accounting considerations.
(2)	Transaction and integration represent costs related to the Sealy acquisition, including legal fees, professional fees and costs to align the businesses.
(3)	Refinancing charges represent costs associated with debt refinanced by Sealy prior to the Sealy acquisition.
(4)	Non-cash compensation represents costs associated with various share-based awards by Sealy prior to the Sealy acquisition and share based retention awards following the Sealy acquisition.
(5)	Restructuring and impairment represent costs related to restructuring the Tempur Sealy business and asset impairment costs recognized by Sealy prior to the Sealy acquisition.
(6)	Discontinued operations represent losses from Sealy's divested operation prior to the Sealy acquisition.

The following table sets forth the reconciliation of our reported GAAP net income to the calculation of EBIT and Adjusted EBIT for the year ended December 31, 2012:

Twelve months ended December 31, 2012 (in millions)

Net income	$106.8
Plus:
Interest Expense	18.8
Income Taxes	122.4
EBIT	$248.0

Transaction Costs (1)	$8.9
Integration Costs (1)	3.7
Adjusted EBIT	$260.6

(1)	Transaction and integration represent costs related to the Sealy acquisition, including legal fees, professional fees and costs to align the businesses.

RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA

The following table sets forth a mathematical combination related to the calculation of adjusted EBITDA in accordance with the Company’s 2012 Credit Agreement. The following table provides useful information about how the 2012 Credit Agreement treats adjusted EBITDA and sets forth a calculation, for the Company and Sealy on a combined basis, of reported GAAP net income to the calculation of EBITDA and adjusted EBITDA for the twelve months ended December 31, 2013:

Combined (1) Twelve months ended December 31, 2013 (in millions)

Net income	$75.6
Plus:
Interest Expense	133.2
Income Taxes	39.0
Depreciation & Amortization	98.6
EBITDA	$346.4

Transaction Costs (2)	$25.2
Integration Costs (2)	15.3
Refinancing Charges (3)	2.4
Non-Cash Compensation (4)	5.8
Restructuring and Impairment Related Charges (5)	7.8
Discontinued Operations (6)	0.6
Other	7.6
Adjusted EBITDA	$411.1

(1)	Combined includes the mathematical combination of the Company’s historical financial results for the twelve months ended December 31, 2013 and Sealy’s historical financial results for the pre-acquisition period from December 3, 2012 through March 3, 2013. Results for Sealy for periods prior to the Sealy acquisition do not give effect to any purchase accounting considerations.
(2)	Transaction and integration represent costs related to the Sealy acquisition, including legal fees, professional fees and costs to align the businesses.
(3)	Refinancing charges represent costs associated with debt refinanced by Sealy prior to the Sealy acquisition.
(4)	Non-cash compensation represents costs associated with various share-based awards by Sealy prior to the Sealy acquisition.
(5)	Restructuring and impairment represent costs related to restructuring the Tempur Sealy business and asset impairment costs recognized by Sealy prior to the Sealy acquisition.
(6)	Discontinued operations represent losses from Sealy's divested operation prior to the Sealy acquisition.

The following table sets forth our calculation of GAAP net income to EBITDA and Adjusted EBITDA for the year ended December 31, 2012:

Twelve months ended December 31, 2012 (in millions)

Net income	$106.8
Plus:
Interest Expense	18.8
Income Taxes	122.4
Depreciation & Amortization	42.0
EBITDA	$290.0

Transaction Costs (1)	$8.9
Integration Costs (1)	3.7
Adjusted EBITDA	$302.6

(1)	Transaction and integration represent costs related to the Sealy acquisition, including legal fees, professional fees and costs to align the businesses.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYDateSignature (Joint Owners)DateSignature [PLEASE SIGN WITHIN BOX]VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TEMPUR SEALY INTERNATIONAL, INC.1000 TEMPUR WAYLEXINGTON, KY 40511M69112-P48837TEMPUR SEALY INTERNATIONAL, INC.The Board of Directors recommends you vote FOR the following proposals:1. Election of DirectorsForAgainstAbstainNominees:!!!1a. Evelyn S. Dilsaver!!!The Board of Directors recommends you vote FOR proposals 2 and 3.1b. Frank DoyleAbstainForAgainst!!!!!!2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.1c. John A. Heil!!!!!!3. AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.1d. Peter K. Hoffman!!!1e. Sir Paul JudgeNOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International called for May 7, 2014 and the proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013 prior to the signing of this proxy.!!!1f. Nancy F. Koehn!!!1g. Christopher A. Masto!!!1h. P. Andrews McLane!!!1i. Lawrence J. Rogers!!!1j. Mark Sarvary!!!1k. Robert B. Trussell, Jr.Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.M69113-P48837PROXY CARDTEMPUR SEALY INTERNATIONAL, INC.PROXY FOR 2014 ANNUAL MEETING OF STOCKHOLDERSTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned stockholder of TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 27, 2014, and hereby appoints Bhaskar Rao and Dale E. Williams, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held at 1:30 P.M., local time, on May 7, 2014, atthe offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International called forMay 7, 2014 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013 prior to the signing of this proxy.THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.(IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)Continued and to be signed on reverse side